                                                            Filed pursuant to
                                                             Rule 424(b)(2)
                                                            File No. 33-64973

           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JANUARY 22, 1996

                                  $550,000,000

                       FEDERATED DEPARTMENT STORES, INC.

                 $300,000,000 7.45% SENIOR DEBENTURES DUE 2017

                 $250,000,000 6.79% SENIOR DEBENTURES DUE 2027
                               ------------------

    Interest on the 7.45% Senior Debentures Due 2017 (the "2017 Debentures") and the 6.79% Senior Debentures Due 2027 (the "2027 Debentures" and, together with the 2017 Debentures, the "Debentures") is payable on January 15 and July 15 of each year, commencing January 15, 1998. The Debentures are not redeemable prior to maturity and are not subject to a sinking fund; provided, however, if $25,000,000 or less of the aggregate principal amount of the 2027 Debentures are outstanding, such 2027 Debentures may be redeemed by the Company at any time on or after July 15, 2004, in whole but not in part, on at least 30 days prior written notice to the holders thereof, at a redemption price of 100% of their principal amount, together with accrued and unpaid interest, if any, to the date of redemption. See "Description of the Debentures--Redemption." The Debentures are not redeemable by the holders thereof upon the occurrence of a change in control or the Company's completion of a highly leveraged transaction, regardless of whether a rating decline results therefrom. See "Description of the Debentures--Absence of Event Risk Protections." The holders of each 2027 Debenture may elect to have such 2027 Debenture, or any portion of the principal amount thereof that is an integral multiple of $1,000, repaid on July 15, 2004 at 100% of the principal amount thereof, together with accrued and unpaid interest to the date of repayment. Such election, which is irrevocable when made, must be made within the period commencing on May 15, 2004 and ending at 5:00 p.m. (New York City time) on June 15, 2004. See "Description of the Debentures--Optional Repayment."

    The Debentures are general unsecured obligations of the Company and rank on parity in right of payment with all other Senior Indebtedness of the Company. The Debentures will be effectively subordinated to all existing and future indebtedness of the Company's subsidiaries. As of May 3, 1997, as adjusted for the offering of the Debentures (the "Offering") and the expected application of the net proceeds therefrom, the Company's subsidiaries had $2,311.4 million of pro forma Indebtedness (excluding guarantees of Company indebtedness) and the Company had $1,109.9 million of pro forma secured Indebtedness. See "Terms of Other Indebtedness of the Company."

    Each tranche of the Debentures will be represented by a Global Security registered in the name of the nominee of DTC, which will act as Depository. Beneficial interests in the Global Security will be shown on, and transfers thereof will be effected only through, records maintained by DTC (with respect to participants' interest) and its participants. Except as described herein, Debentures in definitive form will not be issued. Beneficial interests in the Debentures may be purchased in denominations of $1,000 or any integral multiple thereof. Payments of the principal of and premium, if any, and interest on the Debentures will be made directly to DTC for subsequent disbursement to DTC participants, who are to remit such payments to the beneficial owners of the Debentures. See "Description of the Debentures--Book-Entry System."

    The Company has applied to list the Debentures on the New York Stock
Exchange.

    SEE "RISK FACTORS" BEGINNING AT PAGE 3 IN THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE DEBENTURES.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
     THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE
       ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                           --------------------------

                                                    INITIAL PUBLIC        UNDERWRITING          PROCEEDS TO
                                                   OFFERING PRICE(1)      DISCOUNT (2)        COMPANY (1)(3)
                                                  -------------------  -------------------  -------------------
Per 7.45% Senior Debenture Due 2017.............        99.650%               .875%               98.775%
Total...........................................     $298,950,000          $2,625,000          $296,325,000
Per 6.79% Senior Debenture Due 2027.............        99.961%               .650%               99.311%
Total...........................................     $249,902,500          $1,625,000          $248,277,500

-------------
(1) Plus accrued interest, if any, from July 14, 1997.

(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3) Before deducting estimated expenses of $200,000 payable by the Company.
                           --------------------------

    Each tranche of the Debentures offered hereby is offered by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Debentures will be ready for delivery in book-entry form only through the facilities of DTC in New York, New York, on or about July 14, 1997, against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.

                CREDIT SUISSE FIRST BOSTON

                                              PRUDENTIAL SECURITIES INCORPORATED
                                ----------------

            The date of this Prospectus Supplement is July 9, 1997.

                                USE OF PROCEEDS

    The net proceeds of the Offering are estimated to be approximately $544.4 million. Such amount will be used by the Company to repay all outstanding indebtedness (including any penalties or premiums payable in connection therewith) under the ASGREC Mortgage Loan Facility and the Secured Promissory Note, which are described in "Terms of Other Indebtedness of the Company--Mortgage Loans" in this Prospectus Supplement (collectively, "Secured Indebtedness"). The remaining net proceeds will be used by the Company for general corporate purposes, including, without limitation, the reduction of revolving credit loans outstanding under the Company's bank facilities. The aggregate principal amount of such Secured Indebtedness was $498.4 million as of the date of this Prospectus Supplement.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The Company's consolidated ratio of earnings to fixed charges for the fiscal years ended February 3, 1996 and February 1, 1997 and the fiscal quarter ended May 3, 1997, and deficiency of earnings to fixed charges for the fiscal quarter ended May 4, 1996, computed in each case in the manner described under "Ratio of Earnings to Fixed Charges" in the accompanying Prospectus, were 1.31:1, 1.71:1, 1.30:1, and $57.1 million, respectively.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE DEBENTURES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH DEBENTURES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                   TERMS OF OTHER INDEBTEDNESS OF THE COMPANY

MORTGAGE LOANS

    Allied Stores General Real Estate Company, a wholly owned subsidiary of the Company ("ASGREC"), and certain of ASGREC's subsidiaries are parties to a mortgage loan facility agreement (the "ASGREC Mortgage Loan Facility"). As of May 3, 1997, $293.6 million was outstanding under the ASGREC Mortgage Loan Facility. Borrowings under the ASGREC Mortgage Loan Facility bear interest at 9.99% per annum and mature by their terms in 2002. Borrowings under the ASGREC Mortgage Loan Facility are secured by liens on certain real property of such subsidiaries.

    Federated Noteholding Corporation II, a wholly owned subsidiary of the Company ("FNC II"), had $214.2 million outstanding as of May 3, 1997 under a promissory note (the "Secured Promissory Note"). The Secured Promissory Note bears interest at 8.2% per annum and matures in 2000. The Secured Promissory
Note is secured by liens on certain real property of a subsidiary and by a pledge of the capital stock of FNC II.

    In addition to the mortgage indebtedness described above and certain intercompany debt, the Company and certain of its subsidiaries are obligated under various mortgage notes in an aggregate principal amount of $85.9 million as of May 3, 1997. These mortgage notes are secured by liens on certain real property of the Company's subsidiaries.

RECEIVABLES ASSET-BACKED CERTIFICATES

    In 1992, the Company formed Prime Receivables Corporation ("Prime"), an indirect wholly owned special purpose finance subsidiary of the Company, to issue from time to time certificates backed by private-label consumer credit card receivables generated in certain of the Company's department store businesses. These certificates represent undivided interests in the assets of a master trust established by Prime (the "Master Trust"). These assets consist primarily of such private-label consumer credit card receivables, all of which receivables have been (or, with respect to future receivables generated by such operations, will be) purchased by Prime and thereafter transferred to the Master Trust. Subject to the ability of Prime, at its option, to make funds available to the Master Trust in certain circumstances, payments of principal and interest on the certificates are funded solely from collections of the receivables held by the Master Trust.

    In 1992, Prime issued to third parties a total of $981.0 million ($979.1 million discounted amount) of asset-backed securities in four separate classes (collectively, the "Series 1992 Class A and B Certificates") as follows: (i) $450.0 million in aggregate principal amount of 7.05% Class A-1 Asset-Backed Certificates, Series 1992-1 due December 15, 1997; (ii) $450.0 million in aggregate principal amount of 7.45% Class A-2 Asset-Backed Certificates, Series 1992-2 due December 15, 1999; (iii) $40.5 million in aggregate principal amount of 7.55% Class B-1 Asset-Backed Certificates, Series 1992-1 due January 15, 1998; and (iv) $40.5 million in aggregate principal amount of 7.95% Class B-2 Asset-Backed Certificates, Series 1992-2 due January 18, 2000. Concurrently therewith, the Master Trust issued to Prime two additional classes of asset-backed securities (collectively, the "Series 1992 Class C Certificates") as follows: (i) $55.0 million in aggregate principal amount of 8.05% Class C-1 Asset-Backed Certificates, Series 1992-1 due February 15, 1998 and (ii) $55.0 million in aggregate principal amount of 8.45% Class C-2 Asset-Backed Certificates, Series 1992-2 due February 15, 2000. As of May 3, 1997, the aggregate principal amount of the Class A and B Certificates was $981.0 million and the aggregate principal amount of Class C Certificates was $110.0 million. In January 1995, Prime sold the Series 1992 Class C Certificates to a third party for an aggregate sale price of $77.0 million. The agreement pursuant to which the Series 1992 Class C Certificates were sold provided for the allocation of payments received by the third party purchaser on account of the Series 1992 Class C Certificates as though such third party owned $77.0 million in principal amount thereof and Prime owned $33.0 million in principal amount thereof (with Prime's entitlement to such payments being subordinated to such third party's entitlement to such payments).

    In 1995, the Master Trust issued to third parties a total of $598.0 million ($597.1 million discounted amount) of asset-backed securities in two separate classes (collectively, the "Series 1995 Class A and B Certificates") as follows:
(i) $546.0 million in aggregate principal amount of 6.75% Class A Asset-Backed Certificates, Series 1995-1 due August 15, 2002 and (ii) $52.0 million in aggregate principal amount of 6.90% Class B Asset-Backed Certificates, Series 1995-1 due September 15, 2002. Concurrently therewith, the Master Trust issued to Prime $52.0 million in aggregate principal amount of 9.0% Class C Asset-Backed Certificates, Series 1995-1 due October 15, 2002 (the "Series 1995 Class C Certificates"). Subject to certain conditions, Prime may sell the Series 1995 Class C Certificates to a third party on terms similar or dissimilar to those upon which the Series 1992 Class C Certificates were sold or may continue to hold the Series 1995 Class C Certificates indefinitely.

    In 1996, the Master Trust issued to third parties a total of $238.8 million ($237.9 million discounted amount) of asset-backed securities in two separate classes (collectively, the "Series 1996 Class A and B Certificates") as follows:
(i) $218.0 million in aggregate principal amount of 6.70% Class A Asset-Backed Certificates, Series 1996-1 due May 15, 2001 and (ii) $20.8 million in aggregate principal amount of 6.85% Class B Asset-Backed Certificates, Series 1996-1 due June 15, 2001. Concurrently therewith, the Master Trust issued to Prime $20.8 million in aggregate principal amount of 9.0% Class C Asset-Backed Certificates, Series 1996-1 due July 15, 2001 (the "Series 1996 Class C Certificates"). Subject to certain conditions, Prime may sell the Series 1996 Class C Certificates to a third party on terms similar or dissimilar to those upon which the Series 1992 Class C Certificates were sold or may continue to hold the Series 1996 Class C Certificates indefinitely.

    In 1997, the Company formed Prime II Receivables Corporation ("Prime II"), an indirect wholly owned special purpose finance subsidiary of the Company, to issue from time to time certificates backed by receivables guaranteed under "co-branded" VISA-Registered Trademark- charge cards issued by FDS National Bank, a wholly owned subsidiary of the Company. These certificates represent undivided interests in the assets of a master trust established by Prime II (the "Prime Master Trust II"). These assets consist primarily of such Visa-Registered Trademark- receivables. Although the structure and operation of the Prime Master Trust II are similar to those of the Master Trust, neither the financings effected in Prime II through the Prime Master Trust II nor the assets of the Prime Master Trust II are reflected on the Company's balance sheet.

    In 1997, the Prime Master Trust II issued to third parties two separate classes (collectively, the "Series 1997 Class A and B Certificates") of variable funding asset-backed securities. Concurrently therewith, the Prime Master Trust II issued to Prime II a third class of variable funding asset-backed securities (the "Series 1997 Class C Certificates"). Subject to certain conditions, Prime II may sell the Series 1997 Series C Certificates to a third party or may continue to hold them. As of April 30, 1997, the outstanding amount of the Series 1997 Class A and Class B Certificates was $125.0 million and the outstanding amount of the Series 1997 Class C Certificates was $14.1 million.

RECEIVABLES-BACKED COMMERCIAL PAPER

    Seven Hills Funding Corporation, an indirect wholly owned special purpose finance subsidiary of the Company ("Seven Hills"), is a party to a liquidity facility with a syndicate of banks providing support for the issuance by Seven Hills from time to time of up to $375.0 million of receivables backed commercial paper. The borrowings under the liquidity facility are secured by a pledge of Seven Hills' variable funding certificate representing an undivided interest in the Master Trust, and are entitled to the benefit of interest rate caps of 10%. As of May 3, 1997, Seven Hills had no commercial paper outstanding and there were no borrowings outstanding under the liquidity facility.

BANK FACILITIES

    GENERAL. The Company and certain financial institutions are parties to the Credit Agreement, pursuant to which such financial institutions have provided the Company with (i) a $2,000.0 million revolving loan facility (the "Revolving Loan Facility") and (ii) an $800.0 million term loan facility (the "Term Loan Facility" and, together with the Revolving Loan Facility, the "Bank Facilities"). Citibank, N.A. ("Citibank") is the administrative agent under the Credit Agreement and The Chase Manhattan Bank (successor to Chemical Bank) ("Chase") is the agent under the Credit Agreement.

    REVOLVING LOAN FACILITY. The Revolving Loan Facility provides for revolving credit loans ("Revolving Loans" and, together with the loans under the Term Loan Facility, the "Loans") of up to $2,000.0 million, of which an aggregate of $1,100.0 million is available for working capital purposes (including a letter of credit subfacility). The Revolving Loan Facility includes a swingline subfacility pursuant to which certain of the lenders have agreed to advance up to $50.0 million to the Company on a same-day notice basis. For 30 consecutive calendar days during the period from December 1 to March 1 of each year, total borrowings plus the aggregate stated amounts of stand-by letters of credit under the Revolving Loan Facility may not exceed $1,000.0 million. The Company's ability to effect borrowings under the Revolving Loan Facility is not subject to any borrowing base requirements or limitations. The Revolving Loan Facility matures on March 31, 2000, with the Revolving Loans then outstanding to be repaid in full on such date. As of May 3, 1997, $398.2 million (including $148.2 million of letters of credit) was outstanding under the Revolving Loan Facility.

    TERM LOAN FACILITY. The Term Loan Facility matures on January 28, 2000. Commencing May 3, 1996, the Company is required to make quarterly amortization payments totaling, on an annual basis: $100.0 million in the first year thereafter; $150.0 million in the second year thereafter; $200.0 million in the third year thereafter; and $350.0 million in the fourth year thereafter, in each case subject to adjustment as hereinafter provided for mandatory or voluntary prepayments. The Company may make voluntary prepayments of amounts outstanding under the Term Loan Facility at any time without penalty or premium. Mandatory repayment of amounts outstanding under the Term Loan Facility are required (i) upon the occurrence of certain events, such as the issuance of certain debt securities (excluding the Debentures) or certain asset sales and (ii) in the amount of a specified percentage of excess cash flow (as defined in the Credit Agreement), until such time as the Company has obtained an investment grade rating with respect to its long-term senior unsecured debt. Mandatory repayments of the Term Loan Facility are to be applied 50% to installments pro rata and 50% to installments in inverse order of maturity, and, to the extent in excess thereof, would next apply permanently to reduce the Revolving Loan Facility to a specified minimum level. As of May 3, 1997, $502.6 million was outstanding under the Term Loan Facility.

    INTEREST RATE. Loans under the Bank Facilities (other than Competitive Bid Loans (as defined below)) bear interest at a rate equal to, at the Company's option, (i) the administrative agent's Base Rate (as defined below) in effect from time to time plus the Applicable Margin (as defined below) ("Base Rate Loans") or (ii) the administrative agent's Eurodollar rate (adjusted for reserves) plus the Applicable Margin ("Eurodollar Loans"). "Applicable Margin" means 0.0% for Base Rate Loans and currently 0.625% (and, as a result of the Company obtaining investment grade status, 0.5% as of July 15, 1997) for Eurodollar Loans, subject to adjustment based on the Company's long-term debt rating and interest coverage ratio. "Base Rate" is a fluctuating interest rate equal to the highest from time to time of (a) the rate of interest announced publicly by the administrative agent in New York as its base rate; (b) 1/2 of 1% per annum above the latest three-week moving average of secondary market morning offering rates for three-month certificates of deposit of major United States money market banks, as determined weekly by the administrative agent and adjusted for the cost of reserves and estimated insurance assessments from the Federal Deposit Insurance Corporation; and (c) a rate equal to 1/2 of 1% per annum above the weighted average of the rates on overnight federal funds transactions with members of the Federal

Reserve System arranged by federal funds brokers, as determined for any day by the administrative agent. The Company has purchased interest rate caps covering an aggregate notional amount of $1,400.0 million for a period of three years from December 15, 1994. Pursuant to such caps, the Eurodollar rate with reference to which interest on $500.0 million of the Company's variable rate indebtedness is determined is effectively limited to a maximum rate of 8% per annum throughout such three-year period and the Eurodollar rate with reference to which interest on $900.0 million of the Company's variable rate indebtedness is determined is effectively limited to a maximum rate of 7% per annum in the first year of such three-year period, 8% per annum in the second year of such three-year period, and 9% per annum thereafter. The Company has also entered into interest rate swap agreements covering an aggregate notional amount of $400.0 million. Pursuant to such swaps, the Eurodollar rate with reference to which interest on the Company's variable rate indebtedness is determined is effectively converted to a fixed rate of 5.3275% on $100.0 million of borrowings from January 9, 1996 to January 9, 1998, 5.2625% on $100.00 million of borrowings from January 23, 1996 to January 25, 1999, 5.2250% on $100.0 million of borrowings from January 18, 1996 to January 18, 1998, and 5.0100% on $100.0 million of borrowings from February 12, 1996 to February 12, 1998.

    In addition to Base Rate Loans and Eurodollar Loans, the Revolving Loan Facility includes a competitive bid component that enables the Company to invite the lenders or specified designees under the Revolving Loan Facility to bid for loans having maturities of six months or less and consisting of either fixed rate loans or Eurodollar Loans ("Competitive Bid Loans"). Each such lender would have the opportunity to bid for Competitive Bid Loans at its discretion. The Competitive Bid Loans would bear interest at the rate set forth in the bids accepted by the Company. The competitive bid component of the Revolving Loan Facility may result in additional interest expense savings to the Company.

    FEES. The lenders participating in the Bank Facilities are entitled to customary fees in connection therewith.

    SECURITY AND GUARANTEES. The Company's obligations under the Bank Facilities are secured by a pledge of the capital stock of certain of the Company's subsidiaries, including all of the Company's retail operating subsidiaries, and certain intercompany indebtedness. Such obligations also are guaranteed by certain subsidiaries of the Company, including all of the Company's retail operating subsidiaries. In May 1997 and July 1997, the Company obtained an investment grade rating for its long-term senior unsecured debt from Moody's Investors Service, Inc. and Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc., respectively, and, as a result, the foregoing pledges and guarantees will be released in October 1997.

    COVENANTS. The Credit Agreement includes customary affirmative and negative covenants, including covenants requiring the Company, subject to certain exceptions, to (i) comply with laws, pay taxes, maintain insurance, preserve its corporate existence, and permit the lenders to inspect the Company's properties, books, and records; (ii) perform under its material agreements; (iii) conduct transactions with affiliates at arm's length; (iv) not create certain additional liens on the Company's assets; (v) not incur any material debt, other than as permitted by the Credit Agreement; (vi) not prepay, redeem, or otherwise satisfy prior to maturity any material debt, other than as permitted by the Credit Agreement; (vii) not pay any dividends or make any other distributions to stockholders, other than as permitted by the Credit Agreement; and (viii) not amend or otherwise alter the terms of any material debt instruments, related agreements, or material contracts.

    The Credit Agreement also requires the Company to satisfy certain financial covenants and ratios. In general, these covenants become more restrictive over time. The financial covenants under the Credit Agreement require the maintenance of a specified EBITDA to net interest ratio and an adjusted debt to total capital ratio. The EBITDA to net interest ratio is as follows as of the end of each of the fiscal quarters ending in the month indicated (with EBITDA to exclude unusual and extraordinary items only and net interest defined for this purpose as total interest expense less interest income): July, 1997: 3.00:1;

October, 1997: 3.00:1; January, 1998: 3.50:1; April, 1998: 3.50:1; July, 1998:
3.50:1; October, 1998: 3.50:1; January, 1999: 3.75:1; April, 1999: 3.75:1; July,
1999: 3.75:1; October, 1999: 3.75:1; and thereafter: 4.00:1. The adjusted debt to total capital ratio is as follows as of the end of each of the fiscal quarters ending in the month indicated (with adjusted debt defined for this purpose as total debt excluding certain nonrecourse debt and commercial paper and total capital defined for this purpose as adjusted debt plus total stockholders' equity): July, 1997: 48%; October, 1997: 49%; January, 1998: 44%; April, 1998: 44%; July, 1998: 44%; October, 1998: 45%; and thereafter: 40%.

    EVENTS OF DEFAULT. The Credit Agreement contains customary events of default, including: (i) the nonpayment of principal and amounts in reimbursement of letters of credit when due and the nonpayment of interest, fees, or other amounts within a specified number of days after the due date; (ii) the nonpayment of principal or interest on certain material indebtedness; (iii) the occurrence of certain events of bankruptcy or insolvency; (iv) the failure to observe certain covenants under the Credit Agreement, subject to applicable grace periods; (v) the occurrence of certain ERISA events; and (vi) certain transactions resulting in a change in control of the Company.

    REPLACEMENT BANK FACILITIES. The Company has received commitments from four financial institutions for, and is engaged in discussions with representatives of various other financial institutions relating to the syndication of, new revolving credit facilities (the "Replacement Bank Credit Facilities") to replace the Bank Credit Facilities. The Company contemplates that the Replacement Bank Credit Facilities would provide for a $1,500.0 million five-year revolving credit facility and a $500.0 million 364-day revolving credit facility. Borrowings under the Replacement Bank Credit Facilities would be unsecured and would bear interest at variable rates determined by reference to an interest coverage ratio and debt ratings for the Company's long-term senior unsecured debt.

    As of the date of this Prospectus Supplement, the Company has not entered into any agreements providing for the Replacement Bank Credit Facilities. Accordingly, there can be no assurance that the Company will obtain the Replacement Bank Credit Facilities or as to the terms thereof. The Company believes that, in the event the Company does not enter into an agreement providing for the Replacement Bank Credit Facilities, the Bank Credit Facilities and other capital resources available to the Company will provide the Company with sufficient liquidity to meet its needs through the maturity of the Bank Credit Facilities in 2000, although there necessarily can be no assurance with respect thereto.

SENIOR NOTES DUE 2001

    The Company's Senior Notes due 2001 are unsecured obligations of the Company that mature on February 15, 2001 and bear interest at the rate of 10% per annum. The outstanding aggregate principal amount of such notes was $450.0 million as of May 3, 1997.

SENIOR NOTES DUE 2002

    The Company's Senior Notes due 2002 are unsecured obligations of the Company that mature on October 15, 2002 and bear interest at the rate of 8.125% per annum. The outstanding aggregate principal amount of such notes was $400.0 million as of May 3, 1997.

SENIOR NOTES DUE 2003

    The Company's Senior Notes due 2003 are unsecured obligations of the Company that mature on June 15, 2003 and bear interest at the rate of 8.5% per annum. The outstanding aggregate principal amount of such notes was $450.0 million as of May 3, 1997.

CONVERTIBLE SUBORDINATED NOTES

    The Company's Convertible Subordinated Notes Due 2003 (the "Subordinated Notes") are unsecured obligations of the Company that mature on October 1, 2003 and bear interest at the rate of 5% per annum. The outstanding aggregate principal amount of such notes was $350.0 million as of May 3, 1997. Subject to limitations contained in its other debt instruments, at any time on or after October 1, 1998, the Company may make optional redemptions of the Subordinated Notes in whole or in part.

    Each holder of Subordinated Notes has the right, subject to certain limitations, to convert the principal of any such Subordinated Notes into fully paid and nonassessable shares of Common Stock at the rate of 29.2547 shares of Common Stock for each $1,000 principal amount of Subordinates Notes (subject to adjustment in certain circumstances).

NON-RECOURSE NOTE MONETIZATION FACILITY

    On May 3, 1988, the Company sold its Filene's and Foley's divisions to May Department Stores for consideration consisting in part of a $400.0 million fixed-rate promissory note (the "May Note"). The Company subsequently transferred the May Note to a grantor trust of which the Company is the beneficiary. Using the May Note as collateral, the trust borrowed $352.0 million under a note monetization facility and distributed the proceeds of such borrowing to the Company. The trust's borrowing under the note monetization facility bears interest at fluctuating interest rates based on the London Interbank Offered Rate, subject to certain adjustments, and matures in two equal installments on May 3, 1997 (which installment was paid in full) and May 3, 1998. An interest rate swap agreement was entered into for the note monetization facility which, in effect, converted the variable interest rate to a fixed rate of 10.344%. Neither the Company nor any subsidiary of the Company is an obligor on the borrowing under the note monetization facility, and the lender's recourse thereunder is limited to the trust's assets and the Company's interest in the trust.

COMMERCIAL PAPER

    The Company has a commercial paper program under which it may issue up to $400.0 million of senior unsecured commercial paper. As of May 3, 1997, the Company had $160.0 million of such commercial paper outstanding.

OTHER INDEBTEDNESS

    Pursuant to the Company's plan of reorganization, which became effective on February 4, 1992, and the plan of reorganization of Macy's (the "Macy's POR"), each of the Company and Macy's were allowed to make disbursements on account of certain federal, state, and local tax claims over a period of up to six years. As of May 3, 1997, $94.7 million of such obligations remained outstanding. Such obligations are several obligations of the Company and/or various of its subsidiaries.

                         DESCRIPTION OF THE DEBENTURES

    The Debentures will be issued under the Indenture as supplemented by an Eighth Supplemental Indenture, in the case of the 2017 Debentures, and the Ninth Supplemental Indenture, in the case of the 2027 Debentures (each a "Supplemental Indenture"). The following discussion includes a summary description of material terms of the Supplemental Indentures and the Debentures (each tranche of which represents a separate series of, and is referred to in the accompanying Prospectus as, "Debt Securities"). The following description of the terms of the Debentures offered hereby supplements, and should be read in conjunction with, the statements under "Description of Debt Securities" in the accompanying Prospectus. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture and the applicable Supplemental Indenture. Capitalized terms not defined herein have the meanings given to them in the Indenture and the applicable Supplemental Indenture. Certain defined terms used in the following discussion are set forth below in "-- Certain Defined Terms."

GENERAL

    The Debentures will be unsecured obligations of the Company, will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The 2017 Debentures will be limited to $300,000,000 aggregate principal amount and the 2027 Debentures will be limited to $250,000,000 aggregate principal amount. The 2017 Debentures will mature on July 15, 2017 and the 2027 Debentures will mature on July 15, 2027. Each tranche of the Debentures will bear interest at the rate per annum shown on the front cover of this Prospectus Supplement from July 14, 1997, payable semiannually on January 15 and July 15 of each year, commencing on January 15, 1998, to the Persons in whose names the Debentures are registered at the close of business on the preceding January 1 or July 1, as the case may be. Interest on the Debentures will be calculated on the basis of a 360-day year consisting of 12 months of 30 days each.

ABSENCE OF EVENT RISK PROTECTIONS

    Neither the Indenture (as supplemented by the Supplemental Indentures) nor the Debentures contain provisions permitting the holders of the Debentures to require prepayment in the event of a change in the management or control of the Company, or in the event the Company enters into one or more highly leveraged transactions, regardless of whether a rating decline results therefrom, nor are any such events deemed to be events of default under the terms of the Indenture, the Supplemental Indentures or the Debentures. The terms of the Bank Credit Facilities, however, designate certain changes in management or control of the Company as events of default.

OPTIONAL REPAYMENT

    The 2027 Debentures may be repaid at the option of the registered holders thereof, on July 15, 2004, as a whole or in part, at 100% of the principal amount to be repaid thereof, together with the accrued and unpaid interest, if any, to the date of such repayment. In order for the holders to exercise this option, the Company must receive at its office or agency in New York, New York, during the period beginning on May 15, 2004 and ending at 5:00 p.m. (New York City time) on June 15, 2004 (or, if June 15, 2004 is not a business day, the next succeeding business day), the 2027 Debentures to be repaid with the form entitled "Option to Elect Repayment on July 15, 2004" on the reverse of such 2027 Debentures duly completed. Any such notice received by the Company during the period beginning on May 15, 2004 and ending at 5:00 p.m. (New York City time) on June 15, 2004 will be irrevocable. The repayment option may be exercised by a holder of the 2027 Debentures for less than the entire principal amount of such 2027 Debentures held by such holder, so long as the principal amount to be repaid is equal to $1,000 or an integral multiple of $1,000.

    Failure by the Company to repay the 2027 Debentures when required as described in the preceding paragraph will result in an Event of Default under the Indenture as supplemented by the Ninth Supplemental Indenture.

    As long as the 2027 Debentures are represented by a Global Security, notice of exercise of the right of repayment will have to be given in accordance with the policies and procedures of DTC in effect at the time. See "Description of Debt Securities--Book Entry Debt Securities" in the accompanying Prospectus.

REDEMPTION

    The Debentures are not redeemable at the option of the Company prior to maturity and are not subject to a sinking fund; provided, however, if at any time on or after July 15, 2004 the aggregate principal amount of the 2027 Debentures outstanding is $25,000,000 or less, the Company may elect to redeem the 2027 Debentures at any time thereafter, in whole and not in part, on at least 30 days prior written notice to the holders thereof, at a redemption price of 100% of their principal amount, together with accrued and unpaid interest to the date of redemption.

BOOK-ENTRY SYSTEM

    Each tranche of the Debentures will initially be issued in the form of a Global Security held in book-entry form. Accordingly, The Depository Trust Company ("DTC") or its nominee will be the sole registered holder of the Debentures for all purposes under the applicable Supplemental Indenture. DTC has advised the Company that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations, and certain other organizations some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. See "Description of Debt Securities--Book Entry Debt Securities" in the accompanying Prospectus.

CERTAIN RESTRICTIVE COVENANTS

    Each Supplemental Indenture will provide that the following restrictive covenants will be applicable to the Company.

    LIMITATION ON LIENS. The Company and the Restricted Subsidiaries will not be permitted to create, incur, assume, or suffer to exist any liens upon any of their respective assets, other than Permitted Liens, unless the Debentures are secured by an equal and ratable lien on the same assets.

    LIMITATION ON SALE AND LEASEBACK TRANSACTIONS. The Company and the Restricted Subsidiaries may not enter into any sale and leaseback transaction unless the net cash proceeds therefrom are applied as follows: to the extent that the aggregate amount of net cash proceeds (net of all fees and expenses incurred and all taxes and reserves required to be accrued as a liability as a consequence of such sale and leaseback transaction, net of all payments made on any Indebtedness that is secured by assets subject to a sale and leaseback transaction, and net of all distributions and other payments made to minority interest holders in Subsidiaries of the Company or joint ventures as a result of such sale and leaseback transaction) from such sale and leaseback transaction that have not been reinvested in the business of the Company or its Subsidiaries or used to reduce Senior Indebtedness of the Company or its Subsidiaries within 12 months of the receipt of such proceeds (with Cash Equivalents being deemed to be proceeds upon receipt of such Cash Equivalents and cash payments under promissory notes secured by letters of credit or similar assurances of payment issued by commercial banks of recognized standing being deemed to be proceeds upon receipt of such payments) exceed $100.0 million ("Excess Sale Proceeds") from time to time, such Excess Sale Proceeds will be used to offer to repurchase the Debentures (on a pro rata basis with any other Senior Indebtedness of the Company or its Subsidiaries required by the terms of such Indebtedness to be repurchased with such Excess Sale Proceeds, based on the principal amount of such Senior Indebtedness required to be repurchased) at 100% of principal amount, plus accrued interest, and to pay related costs and expenses. To the extent that the aggregate purchase price for the Debentures or other Senior Indebtedness tendered pursuant to such an offer to purchase is less than the aggregate purchase price offered in such offer, an amount of Excess Sale Proceeds equal to such shortfall will cease to be Excess Sale Proceeds and may thereafter be used for general corporate purposes. If the aggregate purchase price for the Debentures or other Senior Indebtedness tendered pursuant to such an offer to purchase exceeds the amount of such Excess Sale Proceeds, the Trustee will select the Debentures or other Senior Indebtedness to be purchased by such method as the Trustee deems fair and appropriate.

    If an offer to purchase the Debentures is made, the Company shall comply with all tender offer rules, including but not limited to Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer to purchase.

    LIMITATION ON MERGER AND CERTAIN OTHER TRANSACTIONS. The Company, in a single transaction or through a series of related transactions, will not be permitted to consolidate with or merge with or into any other Person, or transfer (by lease, assignment, sale, or otherwise) all or substantially all of its properties and assets to another Person unless: (i) either (a) the Company is the continuing Person in such a consolidation or merger or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which all or substantially all of the properties and assets of the Company are transferred (the Company or such other Person being referred to as the "Surviving Person") is a corporation organized and validly existing under the laws of the United States, any state thereof, or the District of Columbia, and expressly assumes, by an indenture supplement, all the obligations of the Company under the Debentures, the Indenture, and the Supplemental Indentures and the Trustee receives a favorable written opinion of counsel with respect to satisfaction of the foregoing conditions; and (ii) immediately before and immediately after and giving effect to such transaction and the assumption of the obligations as set forth in clause (i) above and the incurrence or anticipated incurrence of any Indebtedness to be incurred in connection therewith, no Event of Default has occurred and is continuing.

EVENTS OF DEFAULT

    The following are "Events of Default" with respect to each tranche of the
Debentures: (i) failure to pay principal of or premium, if any, on any Debenture of such tranche when due; (ii) the failure to repurchase the Debentures of such tranche when required pursuant to the Indenture or the applicable Supplemental Indenture; (iii) failure to pay any interest on any Debenture of such tranche when due, which failure continues for 30 calendar days; (iv) failure to perform any other covenant of the Company in the Indenture or the applicable Supplemental Indenture (other than a covenant included therein solely for the benefit of a series of senior debt securities other than the Debentures of such tranche), which failure continues for 60 calendar days after written notice as provided in the Indenture or the applicable Supplemental Indenture; (v) any nonpayment at maturity or other default (beyond any applicable grace period) under any agreement or instrument relating to any other Indebtedness of the Company or any Restricted Subsidiary (the unpaid principal amount of which is not less than $100.0 million), which default results in the acceleration of the maturity of such Indebtedness prior to its stated maturity or occurs at the final maturity thereof; (vi) certain events of bankruptcy, insolvency, or reorganization of the

Company or any Significant Subsidiary or any group of Subsidiaries of the Company that, if considered in the aggregate, would be a Significant Subsidiary; and (vii) the entry of any final judgments or orders against the Company or any of its Subsidiaries in excess of $100.0 million individually or in the aggregate (not covered in full by insurance) that is not paid, discharged, or otherwise stayed (by appeal or otherwise) for 60 calendar days after the entry of such judgments or orders. The Company will be required to provide the Trustee with notice of any uncured Event of Default within 10 calendar days after any responsible officer of the Company becomes aware of or receives actual notice of the occurrence thereof. The Trustee will be required, within 90 calendar days after the occurrence of a default in respect of the Debentures of either tranche, to give to the holders of the Debentures of such tranche notice of all such uncured defaults known to it (except that, in the case of a default in the performance of any covenant of the character contemplated in clause (iii) of the preceding sentence, no such notice to holders of the Debentures of such tranche will be given until at least 30 calendar days after the occurrence thereof); provided, however, that, except in the case of a default of the character contemplated in clause (i) or (ii) of the preceding sentence, the Trustee may withhold such notice if and so long as it in good faith determines that the withholding of such notice is in the interests of the holders of the Debentures of such tranche.

    If an Event of Default with respect to either tranche of Debentures occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the Debentures of such tranche, by notice as provided in the Indenture, may declare the principal amount of the Debentures of such tranche to be due and payable immediately. However, at any time after a declaration of acceleration with respect to the Debentures of any tranche has been made, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the Debentures of such tranche may, under certain circumstances, rescind and annul such acceleration. See "-- Modification and Waiver" in the accompanying Prospectus. If an Event of Default under clause (vi) above occurs with respect to the Company, the principal of, premium on, if any, and accrued interest on the Debentures of such tranche will become immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the Debentures of such tranche.

DEFEASANCE

    The Company, at its option, (i) will be deemed to have been discharged from its obligations with respect to a tranche of Debentures (except for certain obligations, including obligations to register the transfer or exchange of such tranche of Debentures, to replace destroyed, stolen, lost, or mutilated Debentures, and to maintain an office or agency in respect of the Debentures of such tranche and hold moneys for payment in trust) or (ii) will be released from its obligations to comply with the restrictive covenants described above with respect to the Debentures of such tranche, and the occurrence of an event described in clause (iv) under "Events of Default" above with respect to any defeased covenant will no longer be an Event of Default if, in either case, the Company irrevocably deposits with the Trustee, in trust, (a) money or (b) (1) direct obligations of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or obligations of an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, that, in either case, are not callable at the issuer's option or (2) certain depositary receipts with respect to any obligation of the type specified in the preceding clause (1) ("U.S. Government Obligations") that through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal of and any interest on the Debentures of such tranche on the dates such payments are due and the Company shall have given the Trustee irrevocable instructions satisfactory to the Trustee to give notice to holders of the Debentures of such tranche of the defeasance of the Debentures of such tranche, all in accordance with the terms of the Debentures of such tranche. Such defeasance may be effected only if, among other things: (A) no Event of Default or event that, with the giving of notice or lapse of time, or both, would become an Event of Default under the Indenture or the applicable

Supplemental Indenture has occurred and is continuing on the date of such deposit; (B) no Event of Default described under clause (vi) under "Events of Default" above or event that with the giving of notice or lapse of time, or both, would become an Event of Default described under such clause (vi) has occurred and is continuing at any time on or prior to the 124th calendar day following such date of deposit; (C) in the event of defeasance under clause (i) above, the Company has delivered an opinion of counsel stating that (x) the Company has received from, or there has been published by, the Internal Revenue Service ("IRS") a ruling or (y) since the date of the Indenture there has been a change in applicable federal law, in either case to the effect that, among other things, the holders of the applicable Debentures will not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such defeasance had not occurred; (D) in the event of defeasance under clause (ii) above, the Company has delivered an opinion of counsel to the effect that, among other things, the holders of the applicable Debentures should not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such defeasance had not occurred;
(E) the Company has delivered to the Trustee an opinion of a nationally recognized independent public accounting firm certifying the sufficiency of the amount of any U.S. Government Obligations placed on deposit to pay, without regard to any reinvestment of any accrued interest, principal, interest, and premium, if any, on the Debentures no later than one day prior to when due; and
(F) such defeasance will not result in a breach or violation of, or constitute a default under, any other agreement to which the Company is a party or violate any law to which the Company is subject. In the event the Company fails to comply with its remaining obligations under the Indenture and the applicable Supplemental Indenture after a defeasance of the Indenture and the applicable Supplemental Indenture with respect to the Debentures as described under clause
(ii) of the first sentence of this paragraph and the Debentures are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee may be insufficient to pay amounts due on the Debentures at the time of the acceleration resulting from such Event of Default. The Company, however, will remain liable in respect of such payments.

CERTAIN DEFINED TERMS

    Capitalized terms used but not defined herein have the meanings given to such terms in the Indenture and the applicable Supplemental Indenture. In addition, for purposes of the Indenture and the Supplemental Indentures, the following definitions apply:

    "Bank Facilities" means the financing provided for by the Credit Agreement, dated as of December 19, 1994, among the Company, certain financial institutions, Citibank, N.A., as administrative agent, and Chase, as agent, as the same may be amended, supplemented, or otherwise modified from time to time.

    "Cash Equivalent" means: (i) obligations issued or unconditionally guaranteed as to principal and interest by the United States of America or by any agency or authority controlled or supervised by and acting as an instrumentality of the United States of America; (ii) obligations (including, but not limited to, demand or time deposits, bankers' acceptances, and certificates of deposit) issued by a depository institution or trust company or a wholly owned Subsidiary or branch office of any depository institution or trust company, provided that (a) such depository institution or trust company has, at the time of the Company's or any Restricted Subsidiary's Investment therein or contractual commitment providing for such Investment, capital, surplus, or undivided profits (as of the date of such institution's most recently published financial statements) in excess of $100.0 million and (b) the commercial payer of such depository institution or trust company, at the time of the Company's or any Restricted Subsidiary's Investment therein or contractual commitment providing for such Investment, is rated at least A1 by S&P or P-1 by Moody's; (iii) debt obligations (including, but not limited to, commercial paper and medium term notes) issued or unconditionally guaranteed as to principal and interest by any corporation, state or municipal government or agency or instrumentality thereof, or foreign sovereignty, if the commercial paper of such corporation, state or municipal government, or foreign sovereignty, at the time of the Company's or any Restricted Subsidiary's Investment therein or contractual commitment providing for such Investment, is rated at least A1 by S&P or P-1 by Moody's; (iv) repurchase obligations with a term of not more than seven days for underlying securities of the type described above entered into with a depository institution or trust company meeting the qualifications described in clause (ii) above; and (v) Investments in money market or mutual funds that invest predominantly in Cash Equivalents of the type described in clauses (i), (ii),
(iii), and (iv) above; provided, however, that, in the case of the clauses (i) through (iii) above, each such Investment has a maturity of one year or less from the date of acquisition thereof.

    "Consolidated Net Tangible Assets" means total assets (less depreciation and valuation reserves and other reserves and items deductible from gross book value of specific asset accounts under GAAP) after deducting therefrom (i) all current liabilities and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount, organization expenses, and other like intangibles, all as set forth on the most recent balance sheet of the Company and its consolidated Subsidiaries and computed in accordance with GAAP.

    "Existing Indebtedness" means all Indebtedness under or evidenced by: (i) the Debentures; (ii) the Company's 10% Senior Notes Due 2001; (iii) the Company's 8.125% Senior Notes Due 2002; (iv) the Company's 8.5% Senior Notes Due 2003; (v) the Company's 5% Convertible Subordinated Notes Due 2003; (vi) the outstanding principal amount of notes issued pursuant to the ASGREC Mortgage Loan Facility; (vii) the outstanding principal amount of notes issued pursuant to the Mortgage Note Agreement between Macy's Primary Real Estate, Inc. and Federated Noteholding Corporation; (viii) the outstanding principal amount of notes issued pursuant to the Loan Agreement among Lazarus PA, Inc., PNC Bank Ohio, National Association, as agent, and the financial institutions party thereto; (ix) capital lease obligations of the Company and the Restricted Subsidiaries existing on the date of issuance of the Debentures; (x) the outstanding principal amount of uncertificated obligations of the Company owed to the IRS and other taxing authorities; (xi) the existing secured mortgage debt of the Macy's Debtors assumed pursuant to the Macy's POR; (xii) the Note Override Agreement, dated as of December 19, 1994, by Kings Plaza Shopping Center of Avenue U, Inc., as Issuer, and The John Hancock Mutual Life Insurance Company ("John Hancock"), as Noteholder; (xiii) the outstanding principal amount of the notes of Broadway Stores, Inc. ("Broadway") held by FNC II; (xiv) the outstanding principal amount of mortgage indebtedness of Broadway held by FNC II; (xv) the outstanding principal amount of mortgage indebtedness of Broadway to Bank of America; and (xiii) the other secured Indebtedness of the Company or secured or unsecured Indebtedness of the Restricted Subsidiaries existing on the date of issuance of the Debentures.

    "Indebtedness" means, as applied to any Person, without duplication: (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person for the deferred purchase price of property or services (other than property and services purchased, and expense accruals and deferred compensation items arising, in the ordinary course of business); (iii) all obligations of such Person evidenced by notes, bonds, debentures, redeemable preferred stock, or other similar instruments (other than performance, surety, and appeals bonds arising in the ordinary course of business); (iv) all payment obligations created or arising under any conditional sale, deferred price, or other title retention agreement with respect to property acquired by such Person (unless the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (v) any capital lease obligation of such Person; (vi) all reimbursement, payment, or similar obligations, contingent or otherwise, of such Person under acceptance, letter of credit, or similar facilities (other than letters of credit in support of trade obligations or incurred in connection with public liability insurance, workers' compensation, unemployment insurance, old-age pensions, and other social security benefits other than in respect of employee benefit plans subject to ERISA); (vii) all obligations of such Person, contingent or otherwise, under any guarantee by such Person of the obligations of another Person of the type referred to in clauses (i) through (vi) above; and (viii) all obligations referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage or security interest in property (including without limitation accounts, contract rights, and general intangibles) owned by such Person and as to which such Person has not assumed or become liable for the payment of such obligations other than to the extent of the property subject to such mortgage or security interest; provided, however, that Indebtedness of the type referred to in clauses (vii) and (viii) above will be included within the definition of "Indebtedness" only to the extent of the least of: (a) the amount of the underlying Indebtedness referred to in the applicable clause (i) through
(vi) above; (b) in the case of clause (vii), the limit on recovery, if any, from such Person under obligations of the type referred to in clause (vii) above; and
(c) in the case of clause (viii), the aggregate value (as determined in good faith by the Board of Directors of such Person) of the security for such Indebtedness.

    "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any capital stock, bonds, notes, debentures, or other securities or evidences of Indebtedness issued by any other Person. The amount of any Investment shall be the original cost thereof, plus the cost of all additions thereto, without any adjustments for increases or decreases in value, write-ups, write-downs, or write-offs with respect to such Investment.

    "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

    "Permitted Liens" means: (a) liens (other than liens on inventory) securing
(i) Existing Indebtedness; (ii) Indebtedness under the Bank Facilities in an aggregate principal amount at any one time not to exceed $2,800.0 million, less
(1) principal payments actually made by the Company on any term loan facility under such Bank Facilities (other than principal payments made in connection with or pursuant to a refinancing of the Bank Facilities in compliance with clause (a)(ix) below) and (2) any amounts by which any revolving credit facility commitments under the Bank Facilities are permanently reduced (other than permanent reductions made in connection with or pursuant to a refinancing of the Bank Facilities in compliance with clause (a)(ix) below) except that under no circumstances will the total allowable indebtedness under this clause (a)(ii) be less than $1,250.0 million (subject to increase from and after the date of issuance of the Debentures at a rate, compounded annually, equal to 3% per annum) if incurred for the purpose of providing the Company and its Subsidiaries with working capital including bankers' acceptances, letters of credit, and similar assurances of payment whether as part of the Bank Facilities or otherwise; (iii) Indebtedness existing as of the date of issuance of the Debentures of any Subsidiary of the Company engaged primarily in the business of owning or leasing real property; (iv) Indebtedness incurred for the purpose of financing store construction and remodeling or other capital expenditures; (v) Indebtedness in respect of the deferred purchase price of property or arising under any conditional sale or other title retention agreement; (vi) Indebtedness of a Person acquired by the Company or a Subsidiary of the Company at the time of such acquisition; (vii) to the extent deemed to be "Indebtedness," obligations under swap agreements, cap agreements, collar agreements, insurance agreements, or any other agreement or arrangement, in each case designed to provide protection against fluctuations in interest rates, the cost of currency, or the cost of goods (other than inventory); (viii) other Indebtedness in outstanding amounts not to exceed the greater of $750.0 million and 12.5% of Consolidated Net Tangible Assets in the aggregate incurred by the Company and the Restricted Subsidiaries at any particular time; and (ix) Indebtedness incurred in connection with any extension, renewal, refinancing, replacement, or refunding (including successive extensions, renewals, refinancings, replacements, or refundings), in whole or in part, of any Indebtedness of the Company or the

Restricted Subsidiaries; provided, however, that the principal amount of the Indebtedness so incurred does not exceed the sum of the principal amount of the Indebtedness so extended, renewed, refinanced, replaced, or refunded, plus all interest accrued thereon and all related fees and expenses (including any payments made in connection with procuring any required lender or similar consents); (b) liens incurred and pledges and deposits made in the ordinary course of business in connection with liability insurance, workers' compensation, unemployment insurance, old-age pensions, and other social security benefits other than in respect of employee benefit plans subject to ERISA; (c) liens securing performance, surety, and appeal bonds and other obligations of like nature incurred in the ordinary course of business; (d) liens on goods and documents securing trade letters of credit; (e) liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's, and vendors' liens, incurred in the ordinary course of business and securing obligations which are not yet due or which are being contested in good faith by appropriate proceedings; (f) liens securing the payment of taxes, assessments, and governmental charges or levies (1) either (x) not delinquent or (y) being contested in good faith by appropriate legal or administrative proceedings and
(2) as to which adequate reserves shall have been established on the books of the relevant corporation in conformity with GAAP; (g) zoning restrictions, easements, rights of way, reciprocal easement agreements, operating agreements, covenants, conditions, or restrictions on the use of any parcel of property that are routinely granted in real estate transactions or do not interfere in any material respect with the ordinary conduct of the business of the Company and its Subsidiaries or the value of such property for the purpose of such business;
(h) liens on property existing at the time such property is acquired; (i) purchase money liens upon or in any property acquired or held in the ordinary course of business to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property; (j) liens on the assets of any Subsidiary of the Company at the time such Subsidiary is acquired; (k) liens with respect to obligations in outstanding amounts not to exceed $100.0 million at any particular time and that (1) are not incurred in connection with the borrowing of money or obtaining advances or credit (other than trade credit in the ordinary course of business) and (2) do not in the aggregate interfere in any material respect with the ordinary conduct of the business of the Company and its Subsidiaries; and (l) without limiting the ability of the Company or any Restricted Subsidiary to create, incur, assume, or suffer to exist any lien otherwise permitted under any of the foregoing clauses, any extension, renewal, or replacement, in whole or in part, of any lien described in the foregoing clauses; provided, however, that any such extension, renewal, or replacement lien is limited to the property or assets covered by the lien extended, renewed, or replaced or substitute property or assets, the value of which is determined by the Board of Directors of the Company to be not materially greater than the value of the property or assets for which the substitute property or assets are substituted.

    "Person" means an individual, partnership, corporation (including without limitation a business trust), joint stock company, trust, unincorporated association, joint venture, or other entity, or a government or any political subdivision or agency thereof.

    "Restricted Subsidiary" means any direct or indirect Subsidiary (as that term is defined in Regulation S-X promulgated by the Commission) other than an Unrestricted Subsidiary.

    "S&P" means Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

    "Senior Indebtedness" means any Indebtedness of the Company or its Subsidiaries other than Subordinated Indebtedness.

    "Significant Subsidiary" means any Subsidiary that accounts for (i) 10% or more of the total consolidated assets of the Company and its Subsidiaries as of any date of determination or (ii) 10% or more of the total consolidated revenues of the Company and its Subsidiaries for the most recently concluded fiscal quarter.

    "Subordinated Indebtedness" means any Indebtedness of the Company which is expressly subordinated in right of payment to the Debentures.

    "Subsidiary" means, as applied, with respect to any Person, any corporation, partnership, or other business entity of which, in the case of a corporation, more than 50% of the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation has or might have voting power upon the occurrence of any contingency), or, in the case of any partnership or other legal entity, more than 50% of the ordinary equity capital interests, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries, or by one or more of such Person's other Subsidiaries.

    "Unrestricted Subsidiary" means any entity designated as such in the applicable Supplemental Indenture (including the Company's existing receivables finance Subsidiaries, FDS National Bank, FACS Group, Inc., Federated Credit Holdings Corporation, Prime Credit Card Master Trust (to the extent that it is deemed to be a Subsidiary), Prime Credit Card Master Trust II (to the extent that it is deemed to be a Subsidiary), Prime Receivables Corporation, Prime II Receivables Corporation, Seven Hills Funding Corporation, Ridge Capital Trust II (to the extent that it is deemed to be a Subsidiary), Macy Financial, Inc., R.H. Macy Overseas Finance, N.V., Macy Credit Corp., and Macy's Data and Credit Services Corp.) or by the Board of Directors of the Company, provided that such entity is a special purpose entity formed for financing purposes.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase, the principal amount of the Debentures set forth opposite its name below:

                                                    PRINCIPAL AMOUNT     PRINCIPAL AMOUNT
                   UNDERWRITER                     OF 2017 DEBENTURES   OF 2027 DEBENTURES
-------------------------------------------------  -------------------  -------------------
Goldman, Sachs & Co..............................     $ 165,000,000        $ 137,500,000
Credit Suisse First Boston Corporation...........        75,000,000           62,500,000
Prudential Securities Incorporated...............        60,000,000           50,000,000
                                                   -------------------  -------------------
    Total........................................     $ 300,000,000        $ 250,000,000
                                                   -------------------  -------------------
                                                   -------------------  -------------------

    Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the Debentures, if any are taken. The 2017 Debentures and the 2027 Debentures are being offered separately, and not as a unit.

    The Underwriters propose to offer the Debentures in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such price less a concession of 0.500%, in the case of the 2017 Debentures, and 0.400%, in the case of the 2027 Debentures, of the principal amount of the Debentures. The Underwriters may allow, and such dealers may reallow, a concession not to exceed 0.250% of the principal amount of each tranche of the Debentures to certain brokers and dealers. After the Debentures are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

    In connection with the Offering, the Underwriters may purchase and sell the Debentures in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Underwriters in connection with the Offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Debentures; and short positions created by the Underwriters involve the sale by the

Underwriters of a greater number of Debentures than they are required to purchase from the Company in the Offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the securities sold in the Offering may be reclaimed by the Underwriters if such Debentures are repurchased by the Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Debentures, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be affected on the New York Stock Exchange, in the over-the-counter market or otherwise.

    The Debentures are a new issue of securities with no established trading market. Although the Company intends to cause the Debentures to be listed on the New York Stock Exchange, there can be no assurance, even if approval for such listing is obtained, that an active market for the Debentures will develop or, if any such market develops, that it will continue to exist, or as to the liquidity of such market.

    The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

    The Underwriters and their respective affiliates have provided investment banking and/or commercial banking services to the Company from time to time. The Underwriters have received customary fees in connection with providing these services. Because all of the indebtedness outstanding under the ASGREC Mortgage Loan Facility and the Secured Promissory Note is held by an affiliate of Prudential Securities Incorporated, such affiliate will receive from the Company more than 10% of the net proceeds from the Offering. Accordingly, this Offering is being made pursuant to the provisions of Section 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc.

                                    EXPERTS

    The consolidated financial statements of the Company as of February 1, 1997 and February 3, 1996, and for the 52 week period ended February 1, 1997, the 53 week period ended February 3, 1996, and the 52 week period ended January 28, 1995, have been incorporated by reference in this Prospectus Supplement in reliance upon the report, incorporated by reference herein, of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of that firm as experts in accounting and auditing.

                                 LEGAL MATTERS

    The validity of the Debentures offered hereby will be passed upon for the Company by Jones, Day, Reavis & Pogue, New York, New York. Certain legal matters will be passed upon for the Underwriters by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York.

                 (This page has been left blank intentionally.)

PROSPECTUS

                                 $1,000,000,000
                       FEDERATED DEPARTMENT STORES, INC.
                                DEBT SECURITIES
                                  COMMON STOCK
                                PREFERRED STOCK
                                    WARRANTS

    Federated Department Stores, Inc. (the "Company") may offer from time to time, together or separately, (i) debt securities ("Debt Securities") consisting of notes, debentures, or other evidences of indebtedness in one or more series,
(ii) shares of its Common Stock, par value $.01 per share (the "Common Stock"),
(iii) shares of its Preferred Stock, par value $.01 per share (the "Preferred Stock"), and (iv) warrants to purchase Debt Securities, Common Stock, or Preferred Stock, or any combination thereof, as may be designated by the Company at the time of the offering (the "Warrants") in amounts, at prices, and on terms to be determined at the time of the offering. The Debt Securities, Common Stock, Preferred Stock, and Warrants are collectively called the "Securities".

    The Securities may be offered in separate series or issuances at an aggregate initial public offering price not to exceed $1,000,000,000 or, if applicable, the equivalent thereof in other currencies, at prices, and on terms to be determined at the time or times of offering.

    The specific terms of the Securities with respect to which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement and include, where applicable, (i) in the case of Debt Securities, the specific designation, aggregate principal amount, purchase price, maturity, rate (or method of calculation thereof) and time of payment of interest, if any, any conversion or exchange provisions, any redemption provisions, any subordination provisions, and any other specific terms of the Debt Securities offered hereby not set forth herein under the caption "Description of Debt Securities" in this Prospectus, and any listing thereof on a securities exchange; (ii) in the case of Common Stock, the number of shares and any initial public offering price;
(iii) in the case of Preferred Stock, the number of shares, the specific title, the aggregate amount, any dividend (including the method of calculating payment of dividends), seniority, liquidation, redemption, voting and other rights, any terms for any conversion or exchange into other Securities, any listing on a securities exchange, the initial public offering price, and any other terms; and
(iv) in the case of Warrants, the designation and number, the exercise price, any listing of the Warrants or the underlying Securities on a securities exchange, and any other terms in connection with the offering, sale and exercise of the Warrants.

    The Company's Common Stock is listed on the New York Stock Exchange (the "NYSE") under the trading symbol "FD." Any Common Stock sold pursuant to a Prospectus Supplement will be listed on the NYSE, subject to official notice of issuance.

    Any statement contained in this Prospectus will be deemed to be modified or superseded by any inconsistent statement contained in the accompanying Prospectus Supplement.

    SEE "RISK FACTORS" BEGINNING AT PAGE 3 HEREOF FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES.
                                  ------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.
                                  ------------

    The Securities will be sold either through underwriters, dealers, or agents or directly by the Company. The accompanying Prospectus Supplement sets forth the names of any underwriters, dealers, or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered, the proposed amounts, if any, to be purchased by underwriters, and the compensation, if any, of such underwriters, dealers, or agents.
                                  ------------

    This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.
                                  ------------

                THE DATE OF THIS PROSPECTUS IS JANUARY 22, 1996.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED HEREIN OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IF UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements, and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices located at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock and certain other securities of the Company are listed on the NYSE. Reports and other information concerning the Company may also be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    The Company has filed a Registration Statement on Form S-3 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement, which may be inspected and copied at, or obtained from, the Commission or the NYSE in the manner described above.

                                  ------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Company's Annual Report on Form 10-K for the fiscal year ended January 28, 1995 (File No. 1-3536) (the "1994 Form 10-K"), the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended April 29, 1995 (the "First Quarter Form 10-Q"), July 29, 1995 (the "Second Quarter Form 10-Q"), and October 28, 1995 (the "Third Quarter Form 10-Q"), the Company's Current Reports on Form 8-K dated September 21, 1995, September 22, 1995, September 26, 1995, September 27, 1995, October 4, 1995, and October 11, 1995, and all reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities pursuant hereto are incorporated herein by reference.

    Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified will not be deemed to constitute a part of this Prospectus, except as so modified, and any statement so superseded will not be deemed to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Federated Department Stores, Inc., 7 West Seventh Street, Cincinnati, Ohio 45202, Attention: Investor Relations (telephone: (513) 579-7780).

                                  RISK FACTORS

    THE SECURITIES ARE SUBJECT TO A NUMBER OF MATERIAL RISKS, INCLUDING THOSE ENUMERATED BELOW. INVESTORS SHOULD CAREFULLY CONSIDER THE RISK FACTORS ENUMERATED BELOW TOGETHER WITH ALL OF THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT IN DETERMINING WHETHER TO PURCHASE ANY OF THE SECURITIES.

BUSINESS FACTORS AND COMPETITIVE CONDITIONS

    The retailing industry is and will continue to be intensely competitive. The Company's stores will face increasing competition not only with other department stores in the geographic areas in which they operate, but also with numerous other types of retail outlets, including specialty stores, general merchandise stores, off-price and discount stores, new and established forms of home shopping (including mail order catalogs, television, and computer services), and manufacturer outlets.

SEASONAL NATURE OF THE DEPARTMENT STORE BUSINESS

    The department store business is seasonal in nature, with a high proportion of sales and operating income generated in November and December. Working capital requirements fluctuate during the year, increasing somewhat in mid-Summer in anticipation of the Fall merchandising season and increasing substantially prior to the Christmas season as significantly higher inventory levels are necessary.

LEVERAGE; RESTRICTIVE COVENANTS

    The Company's consolidated indebtedness is and will continue to be greater than its shareholders' equity. As of October 28, 1995, the Company had a total of $6,884.8 million of consolidated indebtedness. Certain of the debt instruments to which the Company is a party contain a number of restrictive covenants and events of default, including covenants limiting capital expenditures, incurrence of debt, and sales of assets. In addition, under certain of its debt instruments, the Company is required to achieve certain financial ratios, some of which become more restrictive over time, and a substantial portion of the Company's indebtedness is secured by the capital stock or assets of various subsidiaries of the Company or has been incurred by the Company's subsidiaries. Among other consequences, the leverage of the Company and such restrictive covenants and other terms of the Company's debt instruments could impair the Company's ability to obtain additional financing in the future, to make acquisitions, and to take advantage of significant business opportunities that may arise. In addition, the Company's leverage may increase its vulnerability to adverse general economic and retailing industry conditions and to increased competitive pressures.

DIVIDEND POLICIES; RESTRICTIONS ON PAYMENT OF DIVIDENDS

    The Company does not anticipate that it will pay any dividends on the Common Stock in the foreseeable future. The Company's bank credit agreement includes covenants restricting the Company's ability to pay dividends or make certain other distributions to stockholders. In connection with the offering of any dividend-paying Preferred Stock hereby, the applicable Prospectus Supplement will set forth the amount available for distribution as of the end of the most recent fiscal period under the Company's bank credit agreement.

SECURITY INTERESTS

    The capital stock of the Company's principal subsidiaries and substantially all of the receivables and certain real estate of the Company and its subsidiaries are subject to various security interests and liens securing certain indebtedness of the Company and its subsidiaries. As of October 28, 1995, the Company and its subsidiaries had $5,308.5 million of secured indebtedness. If a holder of a security interest becomes entitled to exercise its rights as a secured party, it would have the right to foreclose upon and sell or otherwise transfer the collateral subject to its security interest, and the collateral would be correspondingly unavailable to the Company or the subsidiary owning such collateral and to other creditors of the

Company or such subsidiary, except to the extent, if any, that the value of the affected collateral exceeds the amount of the indebtedness in respect of which such foreclosure rights are exercised.

HOLDING COMPANY STRUCTURE

    The Company is a holding company, substantially all of the operations of which are conducted through subsidiaries. Consequently, the Company relies principally on dividends or advances from its subsidiaries for the funds necessary for, among other things, the payment of principal of and interest on the Debt Securities and the other indebtedness of the Company. The ability of such subsidiaries to pay dividends is subject to applicable state law and certain other restrictions. Any right of the holders of the Debt Securities to participate in the assets of any of the subsidiaries upon such subsidiary's liquidation or recapitalization will be effectively subordinated to the claims of such subsidiary's creditors and preferred stockholders (if any), except to the extent that the Company is itself recognized as a creditor of such subsidiary. In addition to their own indebtedness, certain of the Company's subsidiaries have guaranteed the indebtedness of the Company under its bank credit facility.

NONCOMPARABILITY OF HISTORICAL FINANCIAL INFORMATION; CONSOLIDATION OF
  BUSINESSES

    The Company acquired R.H. Macy & Co., Inc. ("Macy's") on December 19, 1994 and effected other acquisitions (and dispositions) during fiscal year 1994. Under the purchase method of accounting, the assets, liabilities, and results of operations associated with such acquisitions have been included in the Company's financial position and results of operations since the respective dates thereof. Accordingly, the financial position and results of operations of the Company as of the end of and for fiscal year 1994 and subsequent dates and periods are not directly comparable to the financial position and results of operations of the Company as of and for prior dates and periods. Similar effects result from the Company's recent acquisition of Broadway Stores, Inc. ("Broadway"). For accounting purposes, the assets, liabilities, and results of operations associated with the Broadway acquisition are included in the Company's financial position and results of operations following July 29, 1995. Accordingly, the financial position and results of operations for the Company for dates and periods subsequent to July 29, 1995 are not directly comparable to the financial position and results of operations of the Company on and prior to that date.

    For the 39 weeks ended October 28, 1995, the Company incurred $211.5 million of non-recurring charges in connection with the consolidation of the Macy's and Broadway's businesses with the Company's other businesses and other divisional consolidations. The Company anticipates that it will incur additional non-recurring charges in connection with the consolidation of Broadway's business with the Company's other businesses, as well as the ongoing consolidations of the Macy's business and the Company's other businesses. In addition, the Company anticipates that a number of Broadway's stores will be sold or otherwise disposed of. The Company has entered into a definitive agreement to sell nine stores, has identified ten additional stores to be sold, and has yet to make a determination with respect to certain other stores.

CERTAIN CLAIMS AGAINST THE MACY'S DEBTORS

    Certain claims or portions thereof (the "Cash Payment Claims") against Macy's and certain of its subsidiaries (collectively, the "Macy's Debtors") which, to the extent allowed by the bankruptcy court having continuing jurisdiction over the Macy's Debtors, will be paid in cash pursuant to the plan of reorganization of the Macy's Debtors were disputed by the Company as of the date of this Prospectus. The aggregate amount of disputed Cash Payment Claims ultimately allowed may be more or less than the Company's estimate of the aggregate allowed amount thereof. As of December 5, 1995, the aggregate face amount of disputed Cash Payment Claims was $362.5 million, while the estimated allowed amount thereof was $242.5 million. Although there can be no assurance with respect thereto, the Company believes that the actual allowed amount of disputed Cash Payment Claims will not exceed the estimated allowed amount thereof.

MARKET RISK; CERTAIN INVESTMENT LIMITATIONS

    The Common Stock is listed for trading on the NYSE.However, the prices at which shares of Common Stock trade may depend upon many factors, including prevailing interest rates, markets for similar securities, industry conditions, and the performance of, and investor expectations for, the Company. No assurance can be given that a holder of shares of Common Stock will be able to sell such shares at any particular price.

    Certain institutional investors may invest only in dividend-paying equity securities or may operate under other restrictions that may prohibit or limit their ability to invest in Common Stock.

ABSENCE OF PUBLIC MARKET FOR THE DEBT SECURITIES AND PREFERRED STOCK

    All Debt Securities and Preferred Stock will be a new issue of securities with no established trading market. Any underwriters to whom Debt Securities or Preferred Stock are sold by the Company for public offering and sale may make a market in such Debt Securities or Preferred Stock, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the secondary market for any Debt Securities or Preferred Stock.

CERTAIN TAXATION MATTERS

    The Company is subject to audits by taxing authorities with respect to periods both before and after the Macy's acquisition. As of the date of this Prospectus, the Company was a party to certain disputes with the Internal Revenue Service (the "IRS") in which the IRS was seeking to disallow certain deductions claimed by Federated and its predecessors. Although there can be no assurance with respect thereto, the Company does not expect the ultimate resolution of such disputes to have a material adverse effect on the Company's financial position or results of operations.

CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION, BY-LAWS, AND
  OTHER AGREEMENTS

    The Company's certificate of incorporation and by-laws and certain other agreements to which the Company is a party contain provisions that may have the effect of delaying, deferring, or preventing a change in control of the Company. In addition, the Company's certificate of incorporation authorizes the issuance of up to 500.0 million shares of Common Stock and 125.0 million shares of Preferred Stock. The Company's Board of Directors will have the power to determine the price and terms under which any additional capital stock may be issued and to fix the terms of such Preferred Stock, and existing stockholders of the Company will not have preemptive rights with respect thereto.

                                  THE COMPANY

    The Company is one of the leading operators of full-line department stores in the United States, with 414 department stores in 33 states as of the date of this Prospectus. As of the date of this Prospectus, the Company also operates 154 specialty stores and a mail order catalog business. The Company's department stores sell a wide range of merchandise, including men's, women's and children's apparel and accessories, cosmetics, home furnishings, and other consumer goods, and are diversified by size of store, merchandising character, and character of community served. The Company's department stores are located at urban or suburban sites, principally in densely populated areas across the United States. The Company has announced that it intends to explore the possibility of selling the specialty store operations that were acquired in the Company's acquisition of Macy's in December 1994. In addition, the Company anticipates that a number of the stores acquired in its recent acquisition of Broadway will be disposed of and that Broadway's retained department stores will be converted into other nameplates of the Company commencing in 1996. The Company has entered into a definitive agreement to sell nine stores, has identified ten additional stores to be sold, and has yet to make a determination with respect to certain other stores.

    The Company believes that the department store business will continue to consolidate. Accordingly, the Company intends from time to time to consider actions to increase efficiency and provide greater value to customers and to consider the possible acquisition of department store assets and companies.

    The Company's principal executive offices are located at 151 West 34th Street, New York, New York 10001 and 7 West Seventh Street, Cincinnati, Ohio 45202. The Company's telephone numbers at such offices are (212) 695-4400 and
(513) 579-7000, respectively.

                                USE OF PROCEEDS

    The principal reason for this offering is to make funds available for general corporate purposes, which may include the repayment of indebtedness outstanding from time to time, acquisitions, new store construction, store expansions, and further investments in technology. Other reasons, if any, for this offering are set forth in the accompanying Prospectus Supplement.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The ratio of earnings to fixed charges for each of the periods set forth below has been computed on a consolidated basis and should be read in conjunction with the Company's Consolidated Financial Statements (including the notes thereto) set forth in the 1994 Form 10-K and the Third Quarter Form 10-Q. As a result of the Company's emergence from reorganization proceedings and its adoption of fresh-start reporting as of February 1, 1992, the Company's financial information for periods ending after February 1, 1992 is generally not comparable to financial information for periods ending on or before February 1, 1992 and is separated by a black line. As a result of the Company's acquisition of Macy's and other transactions, the Company's results of operations for the fiscal year ended January 28, 1995 and subsequent periods are not directly comparable to its results of operations for prior fiscal years and its results of operations for the 39 weeks ended October 28, 1995 are neither directly comparable to its results of operations for prior periods nor indicative of the results to be achieved for the full fiscal year. See "Risk Factors -- Certain Effects of Acquisitions."

                                                39 WEEKS    FISCAL YEAR  FISCAL YEAR  FISCAL YEAR  FISCAL YEAR  FISCAL YEAR
                                                  ENDED        ENDED        ENDED        ENDED        ENDED        ENDED
                                               OCTOBER 28,  JANUARY 28,  JANUARY 29,  JANUARY 30,  FEBRUARY 1,  FEBRUARY 2,
                                                  1995         1995         1994         1993         1992         1991
                                               -----------  -----------  -----------  -----------  -----------  -----------
Consolidated ratio of earnings to fixed
  charges (unaudited)(a).....................      --            1.99x        2.33x        1.72x       --           --
Consolidated deficiency of earnings to fixed
  charges (in millions) (unaudited)(a).......   $   214.3       --           --           --        $ 1,850.1(b)  $   548.8(c)

------------------------

(a) For purposes of computing the ratio (or deficiency) of earnings to fixed charges, earnings consist of income before income taxes and extraordinary items plus fixed charges (excluding capitalized interest). Fixed charges represent interest incurred, amortization of debt expense, and that portion of rental expense on operating leases deemed to be the equivalent of interest.

(b) Excludes interest on unsecured prepetition indebtedness of $301.6 million and dividends on preferred stock of $47.4 million.

(c) Excludes interest on unsecured prepetition indebtedness of $291.0 million and dividends on preferred stock of $47.4 million.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

    The Debt Securities will be issued under an Indenture, dated as of December 15, 1994 (the "Indenture"), which is incorporated by reference as an exhibit to the Registration Statement, between the Company and State Street Bank and Trust Company, as Trustee (the "Trustee"). The statements under this caption are brief summaries of the material provisions of the Indenture, do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture. Except as otherwise defined herein, capitalized terms used herein have the meanings given to them in the Indenture.

    The Indenture does not limit the aggregate amount of Debt Securities which may be issued thereunder. The Debt Securities may be issued from time to time in one or more series. Reference is made to the accompanying Prospectus Supplement for the following terms and other information with respect to the Debt Securities being offered hereby: (i) the title of such Debt Securities; (ii) any limit on the aggregate principal amount of such Debt Securities; (iii) the persons to whom any interest on such Debt Securities will be payable, if other than the registered holders thereof on the Regular Record Date therefor; (iv) the date or dates (or manner of determining the same) on which the principal of such Debt Securities will be payable; (v) the rate or rates (or manner of determining the same) at which such Debt Securities will bear interest, if any, and the date or dates from which such interest will accrue; (vi) the dates (or manner of determining the same) on which such interest will be payable and the Regular Record Dates for such Interest Payment Dates; (vii) the place or places where the principal of and any premium and interest on such Debt Securities will be payable; (viii) the period or periods, if any, within which, and the price or prices at which, such Debt Securities may be redeemed, in whole or in part, at the option of the Company; (ix) any mandatory or optional sinking fund or analogous provisions; (x) the denominations in which any Debt Securities will be issuable if other than denominations of $1,000 and any integral multiple thereof; (xi) the currency or currencies or currency units, if other than currency of the United States of America, in which payment of the principal of and any premium or interest on such Debt Securities will be payable, and the terms and conditions of any elections that may be made available with respect thereto; (xii) any index or formula used to determine the amount of payments of principal of and any premium or interest on such Debt Securities; (xiii) whether the Debt Securities are to be issued in whole or in part in the form of one or more global securities ("Global Securities"), and, if so, the identity of the depositary, if any, for such Global Security or Securities; (xiv) the terms and conditions, if any, pursuant to which such Debt Securities are convertible into or exchangeable for Common Stock or other securities of the Company or other issuers (provided, however, that any such securities issuable upon conversion or exchange of Debt Securities will be subject to registration under the Securities Act or an applicable exemption therefrom); (xv) the applicability of the provisions described in "--Defeasance"; (xvi) any subordination provisions applicable to such Debt Securities; and (xvii) any other terms of the Debt Securities.

    Debt Securities may be issued at a discount from their stated principal amount. Certain federal income tax considerations and other special considerations applicable to any Debt Security issued with original issue discount (an "Original Issue Discount Security") may be described in an applicable Prospectus Supplement.

    If the purchase price of any of the Debt Securities is denominated in a foreign currency or currencies or a foreign currency unit or units or if the principal of and any premium and interest on any series of Debt Securities is payable in a foreign currency or currencies or a foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms, and other information with respect to such issue of Debt Securities and such foreign currency or currencies or foreign currency unit or units will be set forth in an applicable Prospectus Supplement.

    Unless otherwise indicated in an applicable Prospectus Supplement, (i) the Debt Securities will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof and (ii) payment of principal, premium (if any), and interest on the Debt Securities will be payable, and the exchange, conversion, and transfer of Debt Securities will be registerable, at the office or agency of the Company maintained for such purposes and at any other office or agency maintained for such purpose. No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

BOOK-ENTRY DEBT SECURITIES

    The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (a "Depositary") or its nominee identified in an applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any nominee to a successor Depositary or a nominee of such successor Depositary and except in any other circumstances described in an applicable Prospectus Supplement.

    The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in an applicable Prospectus Supplement. The Company expects that the following provisions will apply to depositary arrangements.

    Unless otherwise specified in an applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be represented by a Global Security registered in the name of such depositary or its nominee. Upon the issuance of such Global Security, and the deposit of such Global Security with or on behalf of the Depositary for such Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such depositary or its nominee ("Participants"). The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in such Global Securities will be limited to Participants or Persons that may hold interests through Participants. Ownership of beneficial interests by Participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by Persons that hold through Participants will be shown on, and the transfer of that ownership interest within such Participant will be effected only through, records maintained by such Participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a Global Security.

    So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Unless otherwise specified in an applicable Prospectus Supplement, owners of beneficial interests in such Global Securities will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificated form, and will not be considered the owners or Holders thereof for any purpose under the Indenture. Accordingly, each Person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such Person is not a Participant, on the procedures of the Participant through which such Person owns its interest, to exercise any rights of a Holder under the Indenture. The Company understands that, under existing industry practices, if the Company requests any action of Holders or an owner of a beneficial interest in such Global Security desires to give any notice or take any action a Holder is entitled to give or take under Indenture, the Depositary would authorize the

Participants to give such notice or take such action, and Participants would authorize beneficial owners owning through such Participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    Principal of and any premium and interest on a Global Security will be payable in the manner described in an applicable Prospectus Supplement. Payment of principal of, and any premium or interest on, Debt Securities registered in the name of or held by a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner or the holder of the Global Security representing such Debt Securities. None of the Company, the Trustee, any Paying Agent, or the Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Debt Securities or for maintaining, supervising, or reviewing any records relating to such beneficial ownership interests.

CERTAIN COVENANTS

    MAINTENANCE OF OFFICE OR AGENCY. The Company will be required to maintain an office or agency in each place of payment for each series of Debt Securities for notice and demand purposes and for the purposes of presenting or surrendering Debt Securities for payment, registration of transfer, or exchange.

    PAYING AGENTS, ETC. If the Company acts as its own paying agent with respect to any series of Debt Securities , on or before each due date of the principal of, or interest on any of the Debt Securities of that series, it will be required to segregate and hold in trust for the benefit of the persons entitled thereto a sum sufficient to pay such amount due and to notify the Trustee promptly of its action or failure so to act. If the Company has one or more paying agents for any series of Debt Securities, prior to each due date of the principal of or interest on any Debt Securities of that series, it will deposit with a paying agent a sum sufficient to pay such amount, and the Company will promptly notify the Trustee of its action or failure so to act (unless such paying agent is the Trustee). All moneys paid by the Company to a paying agent for the payment of principal of and interest on any Debt Securities that remain unclaimed for two years after such principal or interest has become due and payable may be repaid to the Company, and thereafter the holder of such Debt Securities may look only to the Company for payment thereof.

    PAYMENT OF TAXES AND OTHER CLAIMS. The Company will be required to pay and discharge, before the same become delinquent, (i) all taxes, assessments, and governmental charges levied or imposed upon the Company or any Subsidiary of the Company or their properties and (ii) all claims that if unpaid would result in a lien on their property and have a material adverse effect on the business, assets, financial condition, or results of operations of the Company and its Subsidiaries, taken as a whole (a "Material Adverse Effect"), unless the same is being contested by proper proceedings.

    MAINTENANCE OF PROPERTIES. The Company will be required to cause all properties used in the business of the Company or any Subsidiary of the Company to be maintained and kept in good condition, repair, and working order, except to the extent that the failure to do so would not have a Material Adverse Effect.

    EXISTENCE. The Company will be required to, and also will be required to cause its Subsidiaries to, preserve and keep in full force their existence, charter rights, statutory rights, and franchises, except to the extent that failure to do so would not have a Material Adverse Effect.

    COMPLIANCE WITH LAWS. The Company will be required to and to cause its Subsidiaries to comply with all applicable laws to the extent the failure to do so would have a Material Adverse Effect.

    RESTRICTIVE COVENANTS. Any restrictive covenants applicable to any series of Debt Securities will be described in an applicable Prospectus Supplement.

EVENTS OF DEFAULT

    The following are Events of Default under the Indenture with respect to Debt Securities of any series: (i) default in the payment of the principal of (or premium, if any, on) any Debt Security of that series when it becomes due and payable; (ii) default in the payment of any interest on any Debt Security of that series when it becomes due and payable, and continuance of such default for a period of 30 calendar days; (iii) default in the making of any sinking fund payment as and when due by the terms of any Debt Security of that series; (iv) default in the performance, or breach, of any other covenant or warranty of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Debt Securities other than that series) and continuance of such default for a period of 60 calendar days after written notice thereof has been given to the Company as provided in the Indenture; (v) any nonpayment at maturity or other default (beyond any applicable grace period) under any agreement or instrument relating to any other indebtedness of the Company the principal amount of which is not less than $100 million, which default results in such indebtedness becoming due prior to its stated maturity or occurs at the final maturity thereof; (vi) certain events of bankruptcy, insolvency, or reorganization involving the Company; and (vii) any other Event of Default provided with respect to Debt Securities of that series. Pursuant to the Trust Indenture Act, the Trustee is required, within 90 calendar days after the occurrence of a default in respect of any series of Debt Securities, to give to the Holders of the Debt Securities of such series notice of all such uncured defaults known to it (except that, in the case of a default in the performance of any covenant of the character contemplated in clause (iv) of the preceding sentence, no such notice to Holders of the Debt Securities of such series will be given until at least 30 calendar days after the occurrence thereof), except that, other than in the case of a default of the character contemplated in clause (i), (ii), or (iii) of the preceding sentence, the Trustee may withhold such notice if and so long as it in good faith determines that the withholding of such notice is in the interests of the Holders of the Debt Securities of such series.

    If an Event of Default with respect to Debt Securities occurs and is continuing, either the Trustee or the Holders of at least 25% in principal amount of the Debt Securities of that series by notice as provided in the Indenture may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the Holders of a majority in principal amount of the Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. See "--Modification and Waiver" below. If an Event of Default under clause (vi) of the immediately preceding paragraph occurs, then the principal of, premium on, if any, and accrued interest on the Debt Securities of that series will become immediately due and payable without any declaration or other act on the part of the Trustee of any holder of the Debt Securities of that series.

    The Indenture provides that, subject to the duty of the Trustee thereunder during an Event of Default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions, including those requiring security or indemnification of the Trustee, the Holders of a majority in principal amount of the Debt Securities of any series will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series.

    No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the Holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of the same series have also made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee has received from the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of the same series a direction inconsistent with such request and has failed to institute such proceeding within 60 calendar days. However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for enforcement of payment of the principal of and interest on such Debt Security on or after the respective due dates expressed in such Debt Security.

    The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of its obligations under the Indenture and as to any default in such performance.

    Any additional Events of Default with respect to any series of Debt Securities, and any variations from the foregoing Events of Default applicable to any series of Debt Securities, will be described in an applicable Prospectus Supplement.

MODIFICATION AND WAIVER

    Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Debt Securities of each series affected thereby, except that no such modification or amendment may, without the consent of the Holder of each Debt Security affected thereby, (i) change the Stated Maturity of, or any installment of principal of, or interest on, any Debt Security; (ii) reduce the principal amount of, the rate of interest on, or the premium, if any, payable upon the redemption of, any Debt Security; (iii) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof; (iv) change the place or currency of payment of principal of, or premium, if any, or interest on any Debt Security;
(v) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security on or after the Stated Maturity or Prepayment Date thereof; or (vi) reduce the percentage in principal amount of Debt Securities of any series, the consent of the Holders of which is required for modification or amendment of the applicable Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

    The Holders of at least a majority in aggregate principal amount of the Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain covenants of the Indenture. The Holders of not less than a majority in principal amount of the Debt Securities of any series may, on behalf of the Holders of all Debt Securities of that series, waive any past default under the Indenture with respect to that series, except a default in the payment of the principal of, or premium, if any, or interest on, any Debt Security of that series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Debt Security of that series affected thereby.

DEFEASANCE

    Unless otherwise specified in a Prospectus Supplement applicable to a particular series of Debt Securities, the Company, at its option, (i) will be deemed to have been discharged from its obligations with respect to the Debt Securities of such series (except for certain obligations, including obligations to register the transfer or exchange of Debt Securities of such series, to replace destroyed, stolen, lost, or mutilated Debt Securities of such series, and to maintain an office or agency in respect of the Debt Securities and hold moneys for payment in trust) or (ii) will be released from its obligations to comply with the covenants that are under "Certain Covenants" above with respect to the Debt Securities of such series, and the occurrence of an event described in clause (iv) under "Events of Default" above with respect to any defeased covenant and clauses (iii), (v), and (vii) of the "Events of Default" above will no longer be an Event of Default if, in either case, the Company irrevocably deposits with the Trustee, in trust, money or direct obligations of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or obligations of an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable at the issuer's option ("U.S. Government Obligations") or certain depositary receipts therefor that through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal of (and premium, if any) and any interest on the Debt Securities of such series on the dates such payments are due in accordance with the terms of such Debt Securities. Such defeasance may be effected only if, among other things, (a) no Event of Default or event which with the giving of notice or lapse or time, or both, would become an Event of Default under the Indenture shall have occurred and be continuing on the date of such deposit, (b) no Event of Default described under clause (vi) under "--

Events of Default" above or event that with the giving of notice or lapse of time, or both, would become an Event of Default described under such clause (vi) shall have occurred and be continuing at any time on or prior to the 90th calendar day following such date of deposit, (c) in the event of defeasance under clause (i) above, the Company has delivered an Opinion of Counsel, stating that (1) the Company has received from, or there has been published by, the IRS a ruling or (2) since the date of the Indenture there has been a change in applicable federal law, in either case to the effect that, among other things, the holders of the Debt Securities of such series will not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such defeasance had not occurred, and (d) in the event of defeasance under clause (ii) above, the Company has delivered an Opinion of Counsel to the effect that, among other things, the Holders of the Debt Securities of such series will not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such defeasance had not occurred. In the event the Company fails to comply with its remaining obligations under the applicable Indenture after a defeasance of such Indenture with respect to the Debt Securities of any series as described under clause (ii) above and the Debt Securities of such series are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable in respect of such payments.

SATISFACTION AND DISCHARGE

    The Company, at its option, may satisfy and discharge the Indenture (except for certain obligations of the Company and the Trustee, including, among others, the obligations to apply money held in trust) when (i) either (a) all Debt Securities previously authenticated and delivered (other than (1) Debt Securities that were destroyed, lost, or stolen and that have been replaced or paid and (2) Debt Securities for the payment of which money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all such Debt Securities not theretofore delivered to the Trustee for cancellation (1) have become due and payable, (2) will become due and payable at their Stated Maturity within one year, or (3) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Company, and the Company has deposited or caused to be deposited with the Trustee as trust funds in trust for such purpose an amount sufficient to pay and discharge the entire indebtedness on such Debt Securities not previously delivered to the Trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of Debt Securities which have become due and payable) or to the stated maturity or redemption date, as the case may be, (ii) the Company has paid or caused to be paid all other sums payable under the Indenture by the Company, and (iii) the Company has delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each to the effect that all conditions precedent relating to the satisfaction and discharge of the Indenture have been satisfied.

LIMITATIONS ON MERGER AND CERTAIN OTHER TRANSACTIONS

    Prior to the satisfaction and discharge of the Indenture, the Company may not consolidate with or merge with or into any other person, or transfer all or substantially all of its properties and assets to another person unless (i) either (a) the Company is the continuing or surviving person in such a consolidation or merger or (b) the person (if other than the Company) formed by such consolidation or into which the Company is merged or to which all or substantially all of the properties and assets of the Company are transferred (the Company or such other person being referred to as the "Surviving Person") is a corporation organized and validly existing under the laws of the United States, any state thereof, or the District of Columbia, and expressly assumes, by an indenture supplement, all the obligations of the Company under the Debt Securities and the Indenture, (ii) immediately after the transaction and the incurrence or anticipated incurrence of any indebtedness to be incurred in connection therewith, no Event of Default exists, and (iii) an officer's certificate is delivered to the Trustee to the effect that the conditions set forth in the preceding clauses (i) and (ii) have been satisfied and an opinion of counsel has been delivered to the Trustee to the effect that the conditions set forth in the preceding clause (i) have been satisfied. The Surviving Person will succeed to and be substituted for the Company with the same effect as if it has been named in the Indenture as a party thereto, and thereafter the predecessor corporation will be relieved of all obligations and covenants under the Indenture and the Debt Securities.

GOVERNING LAW

    The Indentures and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEE

    The Indenture contains certain limitations on the right of the Trustee, should it become a creditor of the Company within three months of, or subsequent to, a default by the Company to make payment in full of principal of or interest on any series of Debt Securities when and as the same becomes due and payable, to obtain payment of claims, or to realize for its own account on property received in respect of any such claim as security or otherwise, unless and until such default is cured. However, the Trustee's rights as a creditor of the Company will not be limited if the creditor relationship arises from, among other things, the ownership or acquisition of securities issued under any indenture or having a maturity of one year or more at the time of acquisition by the Trustee; certain advances authorized by a receivership or bankruptcy court of competent jurisdiction or by the Indenture; disbursements made in the ordinary course of business in its capacity as indenture trustee, transfer agent, registrar, custodian, or paying agent or in any other similar capacity; indebtedness created as a result of goods or securities sold in a cash transaction or services rendered or premises rented; or the acquisition, ownership, acceptance, or negotiation of certain drafts, bills of exchange, acceptances, or other obligations. The Indenture does not prohibit the Trustee from serving as trustee under any other indenture to which the Company may be a party from time to time or from engaging in other transactions with the Company. If the Trustee acquires any conflicting interest and there is an Event of Default with respect to any series of Debt Securities, it must eliminate such conflict or resign.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

    The Company's Certificate of Incorporation provides that the authorized capital stock of the Company consists of 500 million shares of Common Stock and 125 million shares of Preferred Stock.

COMMON STOCK

    The holders of the Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferential rights that may be applicable to any Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. In the event of a liquidation, dissolution, or winding up of the Company, holders of Common Stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any Preferred Stock. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities, and there are no redemption provisions with respect to such shares. The Common Stock is listed on the NYSE. The transfer agent and registrar for the Common Stock is The Bank of New York.

PREFERRED STOCK

    The Board of Directors of the Company has the authority to issue 125 million shares of Preferred Stock in one or more series and to fix the designations, relative powers, preferences, limitations, and restrictions of all shares of each such series, including without limitation dividend rates, conversion rights, voting rights, redemption and sinking fund provisions, liquidation preferences, and the number of shares constituting each such series, without any further vote or action by the stockholders. The issuance of the Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock or adversely affect the rights and powers, including voting rights, of the holders of Common Stock. The issuance of the Preferred Stock could have the effect of delaying, deferring, or preventing a change in control of the Company without further action by the stockholders.

    The Board of Directors of the Company has not taken any action to designate or issue any series of Preferred Stock, other than the Series A Junior Participating Preferred Stock described below. The terms of any Preferred Stock offered and the applicable Certificate of Designation, as well as the transfer agent and registrar therefor, will be set forth in the applicable Prospectus Supplement.

PREFERRED SHARE PURCHASE RIGHTS

    Each outstanding share of Common Stock issued is accompanied by one right (a "Right") issued pursuant to a share purchase rights agreement between the Company and The Bank of New York, as rights agent (the "Share Purchase Rights Agreement"). Each Right entitles the registered holder thereof to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share (the "Series A Preferred Shares"), of the Company at a price (the "Purchase Price") of $62.50 per one one-hundredth of a Series A Preferred Share, subject to adjustment.

    Until the earliest to occur of the following dates (the earliest of such dates being hereinafter called the "Rights Distribution Date"), the Rights will be evidenced by the certificates evidencing shares of Common Stock: (i) the close of business on the tenth business day (or such later date as may be specified by the Board of Directors of the Company) following the first date of public announcement by the Company that a person (other than the Company or a subsidiary or employee benefit or stock ownership plan of the Company), together with its affiliates and associates, has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding Common Stock (any such person being hereinafter called an "Acquiring Person"), (ii) the close of business on the tenth business day (or such later date as may be specified by the Board of Directors of the Company) following the commencement of a tender offer or exchange offer by a person (other than the Company or a subsidiary or employee benefit or stock ownership plan of the Company), the consummation of which would result in beneficial ownership by such person of 20% or more of the outstanding Common Stock, and (iii) the close of business on the tenth business day following the first date of public announcement by the Company that a Flip-in Event or a Flip-over Event (as such terms are hereinafter defined) has occurred.

    The Share Purchase Rights Agreement provides that, until the Rights Distribution Date, the Rights may be transferred with and only with the Common Stock. Until the Rights Distribution Date (or earlier redemption or expiration of the Rights), any certificate evidencing shares of Common Stock issued upon transfer or new issuance of Common Stock will contain a notation incorporating the Share Purchase Rights Agreement by reference. Until the Rights Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates evidencing Common Stock will also constitute the transfer of the Rights associated with such certificates. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of Common Stock as of the close of business on the Rights Distribution Date and such separate Rights Certificates alone will evidence the Rights. No Right is exercisable at any time prior to the Rights Distribution Date. The Rights will expire on December 19, 2004 (the "Final Expiration Date") unless earlier redeemed or exchanged by the Company as described below. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including without limitation the right to vote or to receive dividends.

    The Purchase Price payable, and the number of Series A Preferred Shares or other securities issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination, or reclassification of, the Series A Preferred Shares, (ii) upon the grant to holders of the Series A Preferred Shares of certain rights or warrants to subscribe for or purchase Series A Preferred Shares at a price, or securities convertible into Series A Preferred Shares with a conversion price, less than the then-current market price of the Series A Preferred Shares, or (iii) upon the distribution to holders of the Series A Preferred Shares of evidences of indebtedness or cash (excluding regular periodic cash dividends), assets, or stock (excluding dividends payable in Series A Preferred Shares) or of subscription rights or warrants (other than those referred to above). The number of outstanding Rights and the number of one one-hundredths of a Series A Preferred Share issuable upon exercise of each Right also is subject to adjustment in the event of a stock dividend on the Common Stock payable in shares of Common Stock or a subdivision, combination, or reclassification of the Common Stock occurring, in any such case, prior to the Rights Distribution Date.

    The Series A Preferred Shares issuable upon exercise of the Rights will not be redeemable. Each Series A Preferred Share will be entitled to a minimum preferential quarterly dividend payment equal to the greater of (i) $1.00 per share and (ii) an amount equal to 100 times the aggregate dividends declared per share of Common Stock during the related quarter. In the event of liquidation, the holders of the Series A Preferred Shares will be entitled to a preferential liquidation payment equal to the greater of (a) $100 per share and (b) an amount equal to 100 times the liquidation payment made per share of Common Stock. Each Series A Preferred Share will have 100 votes, voting together with the Common Stock. In the event of any merger, consolidation, or other transaction in which shares of Common Stock are exchanged, each Series A Preferred Share will be entitled to receive 100 times the amount received per share of Common Stock. These rights will be protected by customary antidilution provisions. Because of the nature of the Series A Preferred Shares' dividend, voting and liquidation rights, the value of the one one-hundredth interest in a Series A Preferred Share purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

    Rights may be exercised to purchase Series A Preferred Shares only after the Rights Distribution Date occurs and prior to the occurrence of a Flip-in Event or Flip-over Event. A Rights Distribution Date resulting from the commencement of a tender offer or exchange offer described in clause (ii) of the definition of "Rights Distribution Date" could precede the occurrence of a Flip-in Event or Flip-over Event and thus result in the Rights being exercisable to purchase Series A Preferred Shares. A Rights Distribution Date resulting from any occurrence described in clause (i) or clause (iii) of the definition of "Rights Distribution Date" would necessarily follow the occurrence of a Flip-in Event or Flip-over Event and thus result in the Rights being exercisable to purchase shares of Common Stock or other securities as described below.

    In the event (a "Flip-in Event") that (i) any person, together with its affiliates and associates, becomes the beneficial owner of 20% or more of the outstanding Common Stock, (ii) any Acquiring Person merges into or combines with the Company and the Company is the surviving corporation or any Acquiring Person effects certain other transactions with the Company, as described in the Share Purchase Rights Agreement, or (iii) during such time as there is an Acquiring Person, there is any reclassification of securities or recapitalization or reorganization of the Company which has the effect of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities of the Company or any of its subsidiaries beneficially owned by the Acquiring Person, proper provision will be made so that each holder of a Right, other than Rights that are or were owned beneficially by the Acquiring Person (which, from and after the later of the Rights Distribution Date and the date of the earliest of any such events, will be void), will thereafter have the right to receive upon exercise thereof at the then-current exercise price of the Right, that number of shares of Common Stock (or, under certain circumstances, an economically equivalent security or securities of the Company) that have a market value of two times the exercise price of the Right.

    In the event (a "Flip-over Event") that, following the first date of public announcement by the Company that a person has become an Acquiring Person, (i) the Company merges with or into any person and the Company is not the surviving corporation, (ii) any person merges with or into the Company and the Company is the surviving corporation, but all or part of the Common Stock is changed or exchanged, or (iii) 50% or more of the company's assets or earning power, including without limitation securities creating obligations of the Company, are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock (or, under certain circumstances, an economically equivalent security or securities) of such other person which at the time of such transaction would have a market value of two times the exercise price of the Right.

    Following the occurrence of any Flip-in Event or Flip-over Event, Rights (other than any Rights which have become void) may be exercised as described above, upon payment of the exercise price or, at the option of the holder thereof, without the payment of the exercise price that would otherwise be payable. If a holder of Rights elects to exercise Rights without the payment of the exercise price that would otherwise be payable, such holder will be entitled to receive upon the exercise of such Rights securities having a market value equal to the exercise price of the Rights. In addition, at any time after the later of the Rights Distribution Date and the first occurrence of a Flip-in Event or a Flip-over Event and prior to the acquisition by any person or group of affiliated or associated persons of 50% or more of the outstanding Common Stock, the Company may exchange the Rights (other than any Rights which have become void), in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment).

    With certain exceptions, no adjustments in the Purchase Price will be required until cumulative adjustments require an adjustment in the Purchase Price of at least 1%. The Company is not required to issue fractional Series A Preferred Shares (other than fractions that are integral multiples of one one-hundredth of a Series A Preferred Share, which may, at the option of the Company, be evidenced by depositary receipts) or fractional shares of Common Stock or other securities issuable upon the exercise of Rights. In lieu of issuing such securities, the Company may make a cash payment, as provided in the Share Purchase Rights Agreement.

    The Company may redeem the Rights in whole, but not in part, at a price of $0.03 per Right, subject to adjustment and, in the event that the payment of such amount would be prohibited by loan agreements or indentures to which the Company is a party, deferral (the "Redemption Price"), at any time prior to the close of business on the later of (i) the Rights Distribution Date and (ii) the first date of public announcement that a person has become an Acquiring Person. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the holders will have only the right to receive the Redemption Price.

    The Share Purchase Rights Agreement may be amended by the Company without the approval of any holders of Rights, including amendments which add other events requiring adjustment to the Purchase Price payable and the number of Series A Preferred Shares or other securities issuable upon the exercise of the Rights which modify procedures relating to the redemption of the Rights, provided that no amendment may be made which decreases the stated Redemption Price to an amount less than $0.01 per Right, decreases the period of time remaining until the Final Expiration Date, or modifies a time period relating to when the Rights may be redeemed at such time as the Rights are not then redeemable.

CERTAIN CORPORATE GOVERNANCE MATTERS

    The Company's Certificate of Incorporation and By-Laws provide that the directors of the Company are to be classified into three classes, with the directors in each class serving for three-year terms and until their successors are elected. Any additional person elected to the Board of Directors of the Company will be added to a particular class of directors to be determined at the time of such election, although in accordance with the Company's Certificate of Incorporation and By-Laws, the number of directors in each class will be identical or as nearly as practicable thereto based on the total number of directors then serving as such.

    The Company's By-Laws provide that nominations for election of directors by the stockholders will be made by the Board of Directors of the Company or by any stockholder entitled to vote in the election of directors generally. The Company's By-Laws require that stockholders intending to nominate candidates for election as directors deliver written notice thereof to the Secretary of the Company not later than 60 calendar days in advance of the meeting of stockholders; provided, however, that in the event that the date of the meeting is not publicly announced by the Company by inclusion in a report filed with the Commission or furnished to stockholders, or by mail, press release, or otherwise more than 75 calendar days prior to the meeting, notice by the stockholder to be timely must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the date on which such announcement of the date of the meeting was so communicated. The Company's By-Laws further require that the notice by the stockholder set forth certain information concerning such stockholder and the stockholder's nominees, including their names and addresses, a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, a description of all arrangements or understandings between the stockholders and each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such stockholder, and the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with these requirements.

    In addition to the provisions relating to the classification of the Board of Directors and the director nomination procedures described above, the Company's Certificate of Incorporation and By-Laws provide, in general, that (i) the number of directors of the Company will be fixed, within a specified range, by a majority of the total number of the Company's directors (assuming no vacancies) or by the holders of at least 80% of the Company's voting stock, (ii) the directors of the Company in office from time to time will fill any vacancy or newly created directorship on the Board of Directors of the Company with any new director to serve in the class of directors to which he or she is so elected,
(iii) directors of the Company may be removed only for cause by the holders of at least 80% of the Company's voting stock, (iv) stockholder action can be taken only at an annual or special meeting of stockholders and not by written consent in lieu of a meeting, (v) except as described below, special meetings of stockholders may be called only by the Company's Chief Executive Officer or by a majority of the total number of directors of the Company (assuming no vacancies) and the business permitted to be conducted at any such meeting is limited to that brought before the meeting by the Company's Chief Executive Officer or by a majority of the total number of directors of the Company (assuming no vacancies), and (vi) subject to certain exceptions, the Board of Directors of the Company may postpone and reschedule any previously scheduled annual or special meeting of stockholders. The Company's By-Laws also require that stockholders desiring to bring any business before an annual meeting of stockholders deliver written notice thereof to the

Secretary of the Company not later than 60 calendar days in advance of the meeting of stockholders; provided, however, that in the event that the date of the meeting is not publicly announced by the Company by press release or inclusion in a report filed with the Commission or furnished to stockholders more than 75 calendar days prior to the meeting, notice by the stockholders to be timely must be delivered to the Secretary of the Company not later than the close of business on the tenth calendar day following the day on which such announcement of the date of the meeting was so communicated. The Company's By-Laws further require that the notice by the stockholder set forth a description of the business to be brought before the meeting and the reasons for conducting such business at the meeting and certain information concerning the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made including their names and addresses, the class and number of shares of the Company, that are owned beneficially and of record by each of them, and any material interest of either of them in the business proposed to be brought before the meeting. Upon the written request of the holders of not less than 15% of the Company's voting stock, the Board of Directors of the Company will be required to call a meeting of stockholders for the purpose specified in such written request and fix a record date for the determination of stockholders entitled to notice of and to vote at such meeting (which record date may not be later than 60 calendar days after the date of receipt of notice of such meeting), provided that in the event that the Board of Directors of the Company calls an annual or special meeting of stockholders to be held not later than 90 calendar days after receipt of any such written request, no separate special meeting of stockholders as so requested will be required to be convened provided that the purposes of such annual or special meeting called by the Board of Directors of the Company include (among others) the purposes specified in such written request of the stockholders.

    Under applicable provisions of Delaware law, the approval of a Delaware company's board of directors, in addition to stockholder approval, is required to adopt any amendment to the company's certificate of incorporation, but a company's by-laws may be amended either by action of its stockholders or, if the company's certificate of incorporation so provides, its board of directors. The Company's Certificate of Incorporation and By-Laws provide that (i) except as described below, the provisions summarized above and the provisions relating to the classification of the Company's Board of Directors and nominating procedures may not be amended by the stockholders, nor may any provision inconsistent therewith be adopted by the stockholders, without the affirmative vote of the holders of at least 80% of the Company's voting stock, voting together as single class, except that if any such action (other than any direct or indirect amendments to the provision requiring that stockholder action be taken at a meeting of stockholders rather than by written consent in lieu of a meeting) is approved by the holders of a majority, but less than 80%, of the then-outstanding voting stock (in addition to any other approvals require by law, including approval by the Board of Directors of the Company with respect to any amendment to the Company's Certificate of Incorporation), such action will be effective as of one year from the date of adoption, or (ii) the Company's By-Law provisions relating to the right of stockholders to cause special meetings of stockholders to be called and to the composition of certain directorate committees may not be amended by the Company's Board of Directors without stockholder approval.

    The Company is subject to Section 203 of the General Corporation Law of the State of Delaware (the "DGCL"), which restricts the consummation of certain business combination transactions in certain circumstances. In addition, the Company's certificate of incorporation contains provisions that are substantially similar to those contained in Section 203 of the DGCL that restrict business combination transactions with (i) any person or group that became or is deemed to have become the beneficial owner of 15% or more of the voting stock of the Company as a result of its receipt of Common Stock or warrants pursuant to Macy's plan of reorganization that thereafter becomes the beneficial owner of an additional 1% or more of the voting stock of the Company and (ii) any other person or group that becomes the beneficial owner of 15% more of the voting stock of the Company.

    The foregoing provisions of the Company's Certificate of Incorporation, the provisions of its By-Laws relating to advance notice of stockholder nominations, and the provisions of the Share Purchase Rights Agreement (see "--Preferred Share Purchase Rights") may discourage or make more difficult the acquisition of control of the Company by means of a tender offer, open market purchase, proxy contest, or otherwise. These provisions are intended to discourage or may have the effect of discouraging certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company first to negotiate with the Company. The Company's management believes that the foregoing measures, many of which are substantially similar to the takeover-related measures in effect for many other publicly held companies, provide benefits by enhancing the Company's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure the Company that outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

                            DESCRIPTION OF WARRANTS

    The Company may issue Warrants for the purchase of Debt Securities, Common Stock, Preferred Stock, Depositary Shares, or any combination thereof. Warrants may be issued independently, together with any other Securities offered by a Prospectus Supplement, and may be attached to or separate from such Securities. Warrants may be issued under warrant agreements (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement.

    The applicable Prospectus Supplement will describe the terms of the Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (i) the title of such Warrants; (ii) the aggregate number of such Warrants; (iii) the price or prices at which such Warrants will be issued; (iv) the designation, number and terms of the Debt Securities, Common Stock, Preferred Stock, Depositary Shares, or combination thereof, purchasable upon exercise of such Warrants; (v) the designation and terms of the other Securities, if any, with which such Warrants are issued and the number of such Warrants issued with each such Security; (vi) the date, if any, on and after which such Warrants and the related underlying Securities will be separately transferable; (vii) the price at which each underlying Security purchasable upon exercise of such Warrants may be purchased; (viii) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (ix) the minimum amount of such Warrants which may be exercised at any one time; (x) information with respect to book-entry procedures, if any; (xi) a discussion of any applicable federal income tax considerations; and (xii) any other terms of such Warrants, including terms, procedures and limitations relating to the transferability, exchange and exercise of such Warrants.

                              PLAN OF DISTRIBUTION

    The Company may sell the Securities in any one or more of the following ways: (i) through one or more underwriters, (ii) through one or more dealers or agents (which may include one or more underwriters), or (iii) directly to one or more purchasers.

    The distribution of the Securities may be effected from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with the sale of the Securities, underwriters, dealers, and agents may receive compensation from the Company or from purchasers of the Securities in the form of discounts, concessions, or commissions. Underwriters, dealers, and agents who participate in the distribution of the Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter, dealer, or agent will be identified and any such compensation received from the Company will be described in an applicable Prospectus Supplement. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    Under agreements which may be entered into by the Company, underwriters, dealers, and agents who participate in the distribution of the Securities may be entitled to indemnification by the Company against certain liabilities, including under the Securities Act, or contribution from the Company to payments which the underwriters, dealers, or agents may be required to make in respect thereof. The underwriters, dealers, and agents may engage in transactions with, or perform services for, the Company in the ordinary course of business.

    All Securities will be a new issue of securities with no established trading market, other than the Common Stock, which is listed on the NYSE. Any Common Stock sold pursuant to a Prospectus Supplement will be listed on the NYSE, subject to official notice of issuance. Any underwriters to whom Securities are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the secondary market for any Securities.

                             VALIDITY OF SECURITIES

    Unless otherwise indicated in an applicable Prospectus Supplement relating to the Securities, the validity of the Securities offered hereby will be passed upon for the Company by Jones, Day, Reavis & Pogue, New York, New York.

                                    EXPERTS

    The consolidated financial statements of the Company as of January 28, 1995 and January 29, 1994, and for each of the fifty-two week periods ended January 28, 1995, January 29, 1994, and January 30, 1993, have been incorporated by reference in this Prospectus in reliance upon the report, incorporated by reference herein, of KPMG Peat Marwick LLP, independent certified public accountants and upon the authority of that firm as experts in accounting and auditing.

    The consolidated financial statements of Macy's as of July 30, 1994 and July 31, 1993 and for each of the fiscal years in the three-year period ended July 30, 1994 incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements of Broadway as of January 28, 1995 and January 29, 1994 and for each of the fiscal years ended January 28, 1995 and January 29, 1994, the 17 weeks ended January 30, 1993, and the 35 weeks ended October 3, 1992 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The financial statements incorporated herein by reference to reports and documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, are or will be so incorporated in reliance upon the reports of KPMG Peat Marwick LLP, or any other independent public accountants, relating to such financial statements and upon the authority of such independent public accountants as experts in accounting and auditing in giving such reports to the extent that the particular firm has audited such financial statements and consented to the use of their reports thereon.

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
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                          PAGE
                                          -----
              PROSPECTUS SUPPLEMENT
Use of Proceeds......................         S-3
Ratio of Earnings to Fixed Charges...         S-3
Terms of Other Indebtedness of the
 Company.............................         S-4
Description of the Debentures........        S-10
Underwriting.........................        S-18
Experts..............................        S-19
Legal Matters........................        S-19
                    PROSPECTUS
Available Information................           2
Incorporation of Certain Documents by
 Reference...........................           2
Risk Factors.........................           3
The Company..........................           6
Use of Proceeds......................           7
Ratio of Earnings to Fixed Charges...           7
Description of Debt Securities.......           8
Description of Capital Stock.........          15
Description of Warrants..............          20
Plan of Distribution.................          20
Validity of Securities...............          21
Experts..............................          21

                                  $550,000,000

                       FEDERATED DEPARTMENT STORES, INC.

                                  $300,000,000
                            7.45% SENIOR DEBENTURES
                                    DUE 2017

                                  $250,000,000
                            6.79% SENIOR DEBENTURES
                                    DUE 2027

                             ---------------------

                             PROSPECTUS SUPPLEMENT

                             ---------------------

                              GOLDMAN, SACHS & CO.
                           CREDIT SUISSE FIRST BOSTON
                       PRUDENTIAL SECURITIES INCORPORATED

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